Exhibit 10.1

FURMANITE CORPORATION

401(K) SAVINGS INVESTMENT PLAN

(Amendment and Restatement Effective February 1, 2012)

FURMANITE CORPORATION 401(K) SAVINGS INVESTMENT PLAN

(Amendment and Restatement Effective February 1, 2012)

THIS AGREEMENT adopted by Furmanite Corporation, a Delaware corporation (the “Sponsor”),

WITNESSETH:

WHEREAS, effective April 1, 1991, the Sponsor established the Furmanite Corporation 401(k) Savings Investment Plan, previously named the Xanser Corporation 401(k) Savings Investment Plan, and before that the Kaneb Services, Inc. 401(k) Savings Investment Plan (the “Plan”);

WHEREAS, the Plan is a profit sharing plan that is intended to satisfy the requirements of sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Sponsor desires to amend and restate the Plan in order to obtain an updated determination letter from the Internal Revenue Service.

NOW, THEREFORE, the Sponsor hereby adopts the following amendment and restatement of the Plan, effective as of February 1, 2012, except to the extent that a different effective date is specified herein or required by law.

ARTICLE I DEFINITIONS		1

1.01	“Account”	1
1.02	“Affiliated Employer”	1
1.03	“Annual Compensation”	2
1.04	“Applicable Distribution Period”	2
1.05	“Beneficiary” or “Beneficiaries”	3
1.06	“Benefit Commencement Date”	3
1.07	“Board”	3
1.08	“Catch-up Eligible Participant”	3
1.09	“Claimant”	3
1.10	“Code”	3
1.11	“Committee”	3
1.12	“Company Stock”	4
1.13	“Computation Period”	4
1.14	“Considered Compensation”	4
1.15	“Contribution”	4
1.16	“Direct Rollover”	5
1.17	“Disability”	5
1.18	“Distributee”	5
1.19	“Distribution Calendar Year”	5
1.20	“Eligible Retirement Plan”	5
1.21	“Eligible Rollover Distribution”	6
1.22	“Eligibility Service”	6
1.23	“Employee”	6
1.24	“Employer” or “Employers”	6
1.25	“ERISA”	6
1.26	“Final Section 401(0(9) Regulations”	6
1.27	“Five Percent Owner”	6
1.28	“Forfeitable Interest”	6
1.29	“Highly Compensated Employee”	6
1.30	“Hour of Employment”	7
1.31	“Hour of Service”	7
1.32	“Leased Employee”	7
1.33	“Mandatory Cashout Amount”	7
1.34	“Matched Salary Deferral Contribution”	7
1.35	“Maternity or Paternity Absence”	7
1.36	“Nonforfeitable Interest”	7
1.37	“Non-Highly Compensated Employee”	7
1.38	“Normal Retirement Age”	7
1.39	“Participant”	7
1.40	“Period of Service”	7
1.41	“Period of Severance”	8
1.42	“Plan”	8
1.43	“Plan Year”	8
1.44	“QDRO”	8

1.45	“Regulation”	8
1.46	“Required Beginning Date”	8
1.47	“Rollover Contribution”	8
1.48	“Section 401(a)(9) Beneficiary”	8
1.49	“Separation From Service”	8
1.50	“Severance From Service Date”	8
1.51	“Severs Service”	9
1.52	“Sponsor”	9
1.53	“Spouse”	9
1.54	“Top-Paid Group”	9
1.55	“Top-Paid Group Determination Year”	9
1.56	“Trust”	9
1.57	“Trustee”	9
1.58	“Valuation Date”	9
1.59	“Vesting Service”	9

ARTICLE II ELIGIBILITY		10

2.01	Classes of Persons Eligible to Participate.	10
2.02	Times of Initial Commencement of Participation.	11
2.03	Eligibility Upon Reemployment	11
2.04	Cessation of Participation	11
2.05	Recommencement of Participation After Exclusion Due to Employment in an Ineligible Classification	11

ARTICLE III CONTRIBUTIONS		12

3.01	Salary Deferral Contributions	12
3.02	Catch-up Salary Deferral Contributions	12
3.03	Basic Matching Contributions	13
3.04	Supplemental Matching Contributions	13
3.05	Supplemental Contributions	13
3.06	Rollover Contributions and Plan-to-Plan Transfers	14
3.07	QNECS - Extraordinary Employer Contributions	14
3.08	Restoration Contributions	14
3.09	Restorative Payments	14
3.10	Nondeductible Contributions Not Required	15
3.11	Deadline for Payment of Employer Contributions	15
3.12	Return of Contributions for Mistake, Disqualification or Disallowance of Deduction	15
3.13	Limitations on Contributions	15

ARTICLE IV ALLOCATION AND VALUATION OF ACCOUNTS		16

4.01	Information Statements from Employer	16
4.02	Allocation of Salary Deferral Contributions	16
4.03	Allocation of Catch-up Salary Deferral Contributions	16

4.04	Allocation of Basic Matching Contributions	16
4.05	Allocation of Supplemental Matching Contributions	16
4.06	Allocation of Supplemental Contributions	16
4.07	Allocation of QNECs	17
4.08	Allocation of Forfeitures	17
4.09	Valuation of Accounts	17
4.10	No Rights Unless Otherwise Prescribed	17

ARTICLE V BENEFITS		17

5.01	Benefit Upon Separation From Service	17
5.02	Distribution Method Available	18
5.03	Direct Rollover Option	18
5.04	Required Distributions	18
5.05	Consent to Distribution Upon Separation From Service	21
5.06	Information Provided to Participants or Former Participants	21
5.07	Immediate Payment of Small Benefit	21
5.08	Designation of Beneficiary	21
5.09	Distribution for Incapacitated Person or a Minor	22
5.10	Distribution Pursuant to QDRO	22
5.11	Claim Review Procedures; Claims Appeal Procedures	22
5.12	Disability Benefit Claims Review and Appeal Procedures.	23

ARTICLE VI IN-SERVICE DISTRIBUTIONS AND LOANS		26

6.01	In-Service Financial Hardship Distributions.	26
6.02	In-Service Age 59 1/2 Distributions	27
6.03	Loans	28

ARTICLE VII VESTING		29

ARTICLE VIII ELIGIBILITY SERVICE AND VESTING SERVICE		30

8.01	Eligibility Service	30
8.02	Vesting Service	30
8.03	Disregard of Certain Service	30
8.04	Special Rules for Maternity or Paternity Absences	31
8.05	Definition of Hour of Employment.	31
8.06	Service Credit Required by Federal Law	33
8.07	Credit for Service With Ellsworth Associates, Inc	33
8.08	Employment Records Conclusive	33

ARTICLE IX FORFEITURES AND RESTORATIONS		33

9.01	Forfeiture on Termination of Participation.	33
9.02	Restoration of Forfeited Amounts	34
9.03	Forfeitures by Lost Participants or Beneficiaries	35

5

ARTICLE X INVESTMENT ELECTIONS		35

10.01	Investment Funds Established	35
10.02	Election Procedures Established	35

ARTICLE XI INVESTMENTS IN COMPANY STOCK		36

11.01	Voting of Company Stock	36
11.02	Tender Offers	36
11.03	Shares Credited	37
11.04	Conversion	37
11.05	Authority to Invest in Company Stock	37

ARTICLE XII ADOPTION OF PLAN BY OTHER EMPLOYERS		37

12.01	Adoption Procedure	37
12.02	No Joint Venture Implied	38
12.03	All Trust Assets Available to Pay All Benefits	38
12.04	Qualification a Condition Precedent to Adoption and Continued Participation	38

ARTICLE XIII AMENDMENT AND TERMINATION		38

13.01	Right to Amend and Limitations Thereon	38
13.02	Mandatory Amendments	39
13.03	Withdrawal of Employer Upon its Rejection of an Amendment	39
13.04	Termination of Participation in the Plan	40
13.05	Termination of Plan	40
13.06	Partial or Complete Termination or Complete Discontinuance of Contributions	40

ARTICLE XIV MISCELLANEOUS		40

14.01	Plan Not an Employment Contract	40
14.02	Benefits Provided Solely from Trust	40
14.03	Assignments Prohibited	40
14.04	Requirements Upon Merger or Consolidation of Plans	41
14.05	Gender of Words Used	41
14.06	Severability	41
14.07	Leave for Qualified Military Service	41
14.08	Limitations on Legal Actions	42
14.09	Governing Law	42

APPENDIX A LIMITATIONS ON CONTRIBUTIONS AND ALLOCATIONS		43

APPENDIX B TOP-HEAVY REQUIREMENTS		61

APPENDIX C ADMINISTRATION OF THE PLAN		65

APPENDIX D FUNDING		69

6

ARTICLE I

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out in the definition unless the context in which the word or phrase appears reasonably requires a broader, narrower or different meaning.

1.01 “Account” means all ledger accounts pertaining to a Participant or former Participant which are maintained by the Committee to reflect the Participant’s of former Participant’s interest in the Trust. The Committee shall establish the following accounts and any additional accounts that the Committee considers necessary to reflect the entire interest of the Participant in the Trust. Each of the accounts listed below and any additional accounts established by the Committee shall reflect the Contributions made to the Trust on behalf of a Participant or former Participant and the appreciation or depreciation of the assets in the Trust and the income earned or loss incurred on the assets in the Trust attributable to the Contributions and/or other amounts transferred to the account.

(a) Salary Deferral Contribution Account — the Participant’s or former Participant’s before-tax contributions, if any, made pursuant to Section 3.01.

(b) Catch-up Salary Deferral Contribution Account — the Participant’s or former Participant’s before-tax contributions, if any, made pursuant to Section 3.02.

(c) Basic Matching Contribution Account — the Employer’s basic matching contributions, if any, made pursuant to Section 3.03.

(d) Supplemental Matching Contribution Account — the Employer’s supplemental matching contributions, if any, made pursuant to Section 3.04.

(e) Supplemental Contribution Account — the Employer’s contributions, if any, made pursuant to Section 3.05.

(f) Rollover Account — funds rolled over or transferred from another qualified plan for the benefit of a Participant or former Participant.

(g) QNEC Account — the Employer’s contributions, known as “qualified nonelective employer contributions,” made as a means of passing the actual deferral percentage test set forth in section 401(k) of the Code or the actual contribution percentage test set forth in section 401(m) of the Code.

1.02 “Affiliated Employer” means the Employer and any employer which is a member of the same controlled group of corporations within the meaning of section 414(b) of the Code or which is a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code), which is a member of an affiliated service group (within the meaning of section 414(m) of the Code) with the Employer, or which is required to be aggregated with the Employer under section 414(o) of the Code. For purposes of the limitation on allocations contained in Section A.4.1 of Appendix A, the definition of Affiliated Employer is modified by substituting the phrase “more than 50 percent” in place of the phrase “at least 80 percent” each place the latter phrase appears in section 1563(a)(1) of the Code.

1.03 “Annual Compensation” for a Plan Year or Limitation Year means the Employee’s wages paid during the Plan Year or Limitation Year by the Affiliated Employers as defined in section 3401(a) of the Code for purposes of federal income tax withholding at the source (but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed) modified by including elective contributions under a cafeteria plan maintained by an Affiliated Employer that are excludable from the Employee’s gross income pursuant to section 125 of the Code, elective contributions under a qualified transportation fringe benefit plan maintained by an Affiliated Employer that are excludable from the Employee’s gross income pursuant to section 132(f)(4) of the Code and elective contributions made on behalf of the Employee to any plan maintained by an Affiliated Employer that is qualified under or governed by section 401(k), 408(k), 408(p), 457(b) or 403(b) of the Code, in each case, that would have been paid during the Plan Year or Limitation Year (as applicable) but for the Employee’s election. Effective for Limitation Years commencing on or after July 1, 2007, “Annual Compensation” shall not include amounts paid to an Employee after his severance from employment unless the amounts are (i) paid (or would have been paid but for the Employee’s election under section 401(k), 457(b), 408(k), 408(p), 132(f) or 125 of the Code) by the later of 2 1/2 months after the Employee’s severance from employment or the end of the Limitation Year that includes the date of the Employee’s severance from employment, (ii) would, absent the Employee’s severance from employment, have been paid to the Employee while the Employee continued in employment with an Employer or Affiliated Employer, and (iii) are regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular hours (such as overtime or shift differential), commissions, bonuses or other similar compensation; and payments for accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if his employment had continued. Annual Compensation in excess of $200,000.00 (as adjusted by the Secretary of Treasury for increases in the cost of living) will be disregarded. The cost-of-living adjustment in effect for a calendar year applies to Annual Compensation for the Plan Year that begins within such calendar year. If the Plan Year is ever less than twelve (12) months, the $200,000.00 limitation (as adjusted by the Secretary of Treasury for increases in the cost of living), will be prorated by multiplying the limitation by a fraction, the numerator of which is the number of months in the Plan Year, and the denominator of which is twelve (12).

1.04 “Applicable Distribution Period” means as follows:

(a) Distributions During the Participant’s Life. Up to and including the Distribution Calendar Year that includes the Participant’s or former Participant’s death, the “Applicable Distribution Period” is the Participant’s or former Participant’s life expectancy determined using the Uniform Lifetime Table in Regulation section 1.401(a)(9)-9 for his age as of his birthday in the relevant Distribution Calendar Year. However, if the Participant’s or former Participant’s sole Section 401(a)(9) Beneficiary for the entire Distribution Calendar Year is his Spouse, for distributions during his lifetime, his “Applicable Distribution Period” shall not be less than the joint life expectancy of him and his Spouse using his and his Spouse’s attained ages as of his and his Spouse’s birthdays in the Distribution Calendar Year.

(b) Distributions after the Participant’s Death. If a Participant or former Participant dies on or after his Required Beginning Date, the “Applicable Distribution Period” for Distribution Calendar Years after the Distribution Calendar Year containing the Participant’s or former Participant’s date of death is the longer of the remaining life expectancy of his Section 401(a)(9) Beneficiary (if any) determined in accordance with the Final Section 401(a)(9) Regulations (calculated by using the age of the Section 401(a)(9) Beneficiary in the year following the year of the Participant’s or former Participant’s death, reduced by one for each subsequent year) or the remaining life expectancy of the Participant or Participant determined in accordance with the Final Section 401(a)(9) Regulations (calculated by using the age of the Participant or former Participant in the year of death, reduced by one for each subsequent year). However, if the Participant’s or former Participant’s surviving Spouse is the Participant’s or former Participant’s sole Section 401(a)(9) Beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each Distribution Calendar Year after the year of the Participant’s or former Participant’s death using the surviving Spouse’s age as the surviving Spouse’s birthday in that year; and for Distribution Calendar Years after the year of the surviving Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the surviving Spouse’s birthday in the calendar year of the surviving Spouse’s death, reduced by one for each subsequent calendar year.

1.05 “Beneficiary” or “Beneficiaries” means the person or persons, or the trust or trusts created for the benefit of a natural person or persons or the Participant’s or former Participant’s estate, designated by the Participant or former Participant to receive the benefits payable under the Plan upon his death.

1.06 “Benefit Commencement Date” means (a) if the Participant or former Participant does not elect to defer receipt of his distribution, the date of the Participant’s or former Participant’s Separation From Service or (b) if the Participant or former Participant elects to defer receipt of his distribution, the earlier of the date on which the Participant or former Participant requests to receive a distribution or the date on which a distribution may be made without his consent under Section 5.05.

1.07 “Board” means the board of directors of the Sponsor.

1.08 “Catch-up Eligible Participant” means a Participant who is age 50 or who is projected to attain the age of 50 by December 31 of the applicable Plan Year.

1.09 “Claimant” means a Participant, former Participant or Beneficiary, as applicable.

1.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.11 “Committee” means the committee described in Appendix C that is responsible for the day-to-day administration of the Plan.

1.12 “Company Stock” means the common stock of Furmanite Corporation.

1.13 “Computation Period” shall have the meaning specified in Section 8.01.

1.14 “Considered Compensation” means Annual Compensation paid to a Participant by an Affiliated Employer during a Plan Year (or that would have been paid to a Participant during a Plan Year but for his election under section 401(k), 457(b), 408(k), 408(p), 132(f) or 125 of the Code) modified by excluding the following items (even if includable in gross income): awards, tax gross-up payments, reimbursements or other expense allowances (such as the payment of moving expenses or automobile mileage reimbursements), cash and noncash fringe benefits, deferred compensation other than Salary Deferral Contributions (such as options) and welfare benefits (such as severance pay). Bonuses (including incentive payments) paid to any Employee will not be Considered Compensation. Compensation paid to an Employee during any period in which the Employee does not satisfy the eligibility requirements of Section 2.01 will not be Considered Compensation. “Considered Compensation” shall not include amounts paid to an Employee after his Separation From Service unless the amounts (i) are paid (or would have been paid but for the Employee’s election under Section 401(k), 457(b), 408(k), 408(p), 132(f) or 125 of the Code) within two weeks following the Employee’s Separation From Service, and (ii) would, absent the Employee’s Separation From Service, have been paid to the Employee while the Employee continued in employment with an Affiliated Employer. Considered Compensation in excess of $200,000.00 (as adjusted by the Secretary of Treasury for increases in the cost of living) will be disregarded. The cost-of-living adjustment in effect for a calendar year applies to Considered Compensation for the Plan Year that begins within such calendar year. If the Plan Year is ever less than twelve months, the $200,000.00 limitation (as adjusted by the Secretary of Treasury for increases in the cost of living) will be prorated by multiplying the limitation by a fraction, the numerator of which is the number of months in the Plan Year, and the denominator of which is twelve (12).

1.15 “Contribution” means the total amount of contributions made under the terms of the Plan. Each specific type of Contribution shall be designated by the type of contribution made as follows:

(a) Salary Deferral Contribution — a contribution made by the Employer pursuant to Section 3.01 and the Participant’s salary deferral agreement.

(b) Catch-up Salary Deferral Contribution — a contribution made by the Employer pursuant to Section 3.02 and the Participant’s salary deferral agreement.

(c) Basic Matching Contribution — a contribution made by the Employer pursuant to Section 3.03.

(d) Supplemental Matching Contribution — a contribution made by the Employer pursuant to Section 3.04.

(e) Supplemental Contribution — a contribution made by the Employer pursuant to Section 3.05.

(f) Rollover Contribution—a contribution made by a Participant pursuant to Section 3.06.

(g) QNEC — an extraordinary contribution, known as a “qualified nonelective employer contribution,” made by the Employer pursuant to Section 3.07 as a means of passing the actual deferral percentage test set forth in section 401(k) of the Code or the actual contribution percentage test set forth in section 401(m) of the Code.

1.16 “Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

1.17 “Disability” means the inability, supported by medical evidence, to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

1.18 “Distributee” means the Participant or former Participant, the Participant’s or former Participant’s surviving Spouse, the Participant’s or former Participant’s Spouse, or the Participant’s or former Participant’s former Spouse who is an alternate payee under a QDRO. Further, effective for Plan Years after December 31, 2009, the Participant or former Participant’s Section 401(a)(9) Beneficiary designated by the Participant or former Participant is a Distributee with regard to the interest of the Section 401(a)(9) Beneficiary.

1.19 “Distribution Calendar Year” means a calendar year for which a minimum distribution is required to be made to a Participant or former Participant under section 401(a)(9) of the Code and Department of Treasury Regulations thereunder. If a Participant’s or former Participant’s Required Beginning Date is April 1 of the calendar year following the calendar year in which he attains age 70 1/2, his first Distribution Calendar Year is the calendar year in which he attains age 70 1/2. If a Participant’s or former Participant’s Required Beginning Date is April 1 of the calendar year following the calendar year in which he incurs a Separation From Service, his first Distribution Calendar Year is the calendar year in which he incurs a Separation From Service.

1.20 “Eligible Retirement Plan” means, in the case of a Participant, the Participant’s surviving Spouse, or the Participant’s current or former Spouse who is an alternate payee under a QDRO, (a) an individual retirement account described in section 408(a) of the Code, (b) an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract), (c) an annuity plan described in section 403(a) of the Code, (d) a qualified plan described in section 401(a) of the Code, (e) an eligible deferred compensation plan described in section 457(b) of the Code that is maintained by an eligible employer described in section 457(e)(1)(A) of the Code but only if the plan agrees to separately account for amounts rolled into such plan, (f) an annuity contract described in section 403(b) of the Code, or (g) a Roth IRA described in section 408A of the Code. Effective for Plan Years after December 31, 2009, “Eligible Retirement Plan” means, in the case of a Section 401(a)(9) Beneficiary designated by the Participant, (1) an individual retirement account described in section 408(a) of the Code or (2) an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract), or (3) a Roth IRA described in section 408A of the Code that is established for the purposes of receiving the distribution on behalf of the Section 401(a)(9) Beneficiary.

1.21 “Eligible Rollover Distribution” means, effective for Plan Years beginning after December 31, 2006, any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s Beneficiary, or for a specified period of ten years or more; (b) any distribution to the extent the distribution is required under section 401(a)(9) of the Code; (c) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities) unless the Eligible Retirement Plan to which the distribution is transferred (1) is a qualified trust described in section 401(a) of the Code which is exempt from tax under section 501(a) of the Code or an annuity contract described in section 403(b) of the Code) and such trust or contract provides for separate accounting of the amounts so transferred (and earnings thereon), including separately accounting for the portion of such distribution which is not includable in gross income or (2) is an individual retirement account described in section 408(a) of the Code or an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract); and (d) a distribution from any of the Participant’s or former Participant’s Accounts due to a financial hardship of the Participant or former Participant.

1.22 “Eligibility Service” means service for which an Employee is entitled to receive credit under Article VIII for purposes of initial eligibility to participate in the Plan.

1.23 “Employee” means, except as otherwise specified in this Section, all common law employees of an Affiliated Employer and all Leased Employees.

1.24 “Employer” or “Employers” means the Sponsor and any other business organization that adopts the Plan with the consent of the Sponsor.

1.25 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.26 “Final Section 401(0(9) Regulations” means the final Department of Treasury Regulations issued under section 401(a)(9) of the Code which were published in the Federal Register on April 17, 2002.

1.27 “Five Percent Owner” means a person who is a five percent owner as defined in section 416(i) of the Code.

1.28 “Forfeitable Interest” means a Participant’s or former Participant’s forfeitable interest in his Account balance determined under Article VII.

1.29 “Highly Compensated Employee” means an Employee of an Affiliated Employer who, (a) during either the calendar year for which a determination of an Employee’s status as a Highly Compensated Employee or a Non-Highly Compensated Employee is being made, or the preceding calendar year, was at any time a Five Percent Owner or (b) during the

Top-Paid Group Determination Year had Annual Compensation from the Affiliated Employers in excess of $80,000.00 (as adjusted from time to time by the Secretary of the Treasury) and was in the Top-Paid Group for such Top-Paid Group Determination Year. A former Employee shall be treated as a Highly Compensated Employee if (a) he was a Highly Compensated Employee when he incurred a Separation From Service, or (b) he was a Highly Compensated Employee at any time after attaining age 55.

1.30 “Hour of Employment” shall have the meaning specified in Section 8.05.

1.31 “Hour of Service” means each hour that an Employee is paid or entitled to payment by an Affiliated Employer for the performance of duties.

1.32 “Leased Employee” means any person who (a) is not a common law employee of an Affiliated Employer, (b) pursuant to an agreement between an Affiliated Employer and any other person, has performed services for an Affiliated Employer (or for an Affiliated Employer and related persons determined in accordance with section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year and (c) performs the services under primary direction and control of the recipient.

1.33 “Mandatory Cashout Amount” means, the dollar amount of $1,000.

1.34 “Matched Salary Deferral Contribution” means that portion of a Participant’s Salary Deferral Contribution that does not exceed four percent of the Participant’s Considered Compensation for the Plan Year.

1.35 “Maternity or Paternity Absence” means a period in which an Employee is absent from work (a) by reason of the pregnancy of the Employee, (b) by reason of the birth of a child of the Employee, (c) by reason of the placement of a child with the Employee in connection with the adoption of the child by the Employee, or (d) for purposes of caring for such child for a period immediately following such birth or placement for adoption.

1.36 “Nonforfeitable Interest” means a Participant’s or former Participant’s nonforfeitable interest in his Account balance determined under Article VII, Section 13.06, Appendix B and other applicable provisions of the Plan.

1.37 “Non-Highly Compensated Employee” means an Employee who is not a Highly Compensated Employee.

1.38 “Normal Retirement Age” means age 65.

1.39 “Participant” means an Employee who is eligible to participate in the Plan.

1.40 “Period of Service” means a period of service for an Affiliated Employer which commences on the day on which an Employee performs his initial Hour of Service or performs his initial Hour of Service after he Severs Service, whichever is applicable, and ends on the date the Employee subsequently Severs Service.

1.41 “Period of Severance” means the period of time which commences on the Employee’s Severance from Service Date and ends on the date the Employee subsequently performs an Hour of Service.

1.42 “Plan” means the Furmanite Corporation 401(k) Savings Investment Plan, as amended from time to time.

1.43 “Plan Year” means the calendar year.

1.44 “QDRO” means an order which the Committee has determined constitutes a qualified domestic relations order within the meaning of section 414(p) of the Code.

1.45 “Regulation” means the Department of Treasury regulation specified, as it may be changed from time to time.

1.46 “Required Beginning Date” means:

(a) in the case of an individual who is not a Five Percent Owner in the Plan Year that ends in the calendar year in which he attains age 70 1/2, the Required Beginning Date is April 1 of the calendar year following the later of (1) the calendar year in which the individual attains age 70 1/2, or (2) the calendar year in which the individual incurs a Separation From Service; and

(b) in the case of an individual who is a Five Percent Owner in the Plan Year that ends in the calendar year in which he attains age 70 1/2, the Required Beginning Date is April 1 of the calendar year following the year in which he attains age 70 1/2.

1.47 “Rollover Contribution” means the amount contributed by a Participant which consists of any part of an Eligible Rollover Distribution from a qualified employee trust described in section 401(a) of the Code other than an amount that is not includable in the Participant’s gross income.

1.48 “Section 401(a)(9) Beneficiary” means an individual who is a Participant’s or former Participant’s Beneficiary on the date of the Participant’s or former Participant’s death and (unless the Beneficiary dies after the date of the Participant’s or former Participant’s death and before September 30 of the following calendar year without disclaiming benefits under the Plan) who remains a Beneficiary as of September 30 of the calendar year following the calendar year of the Participant’s or former Participant’s death. If the Participant’s or former Participant’s Beneficiary is a trust, an individual beneficiary of the trust may be a Section 401(a)(9) Beneficiary of the Participant or former Participant if the requirements of Regulation Section 1.401(a)(9)-4 are satisfied.

1.49 “Separation From Service” means an individual’s termination of employment with an Affiliated Employer without commencing or continuing employment with any other Affiliated Employer.

1.50 “Severance From Service Date” means the earlier of the date of the Employee’s Separation From Service, or the first anniversary of the date on which the Employee is absent from service (with or without pay) for any reason other than his Separation From Service or a Maternity or Paternity Absence, such as vacation, holiday, sickness, or a leave of absence other than a Maternity or Paternity Absence. The Severance From Service Date of an Employee who is absent beyond the first anniversary of his first day of absence by reason of a Maternity or Paternity Absence is the second anniversary of the first day of the absence.

1.51 “Severs Service” means the occurrence of a Participant’s or former Participant’s Severance From Service Date.

1.52 “Sponsor” means Furmanite Corporation, a Delaware corporation.

1.53 “Spouse” means the person to whom the Participant or former Participant is married under applicable local law. In addition, to the extent provided in a QDRO, a surviving former spouse of a Participant or former Participant will be treated as the Spouse of the Participant or former Participant and to the same extent any current spouse of the Participant or former Participant will not be treated as a Spouse of the Participant or former Participant.

1.54 “Top-Paid Group” means an Employee who, for the Top-Paid Group Determination Year in question, is in the group consisting of the top 20 percent of the Employees when ranked on the basis of Annual Compensation paid for the Top-Paid Group Determination Year. For purposes of determining the number of Employees in the Top-Paid Group, the following shall be excluded: (a) an Employee who has not been an employee for at least six months by the end of the Top-Paid Group Determination Year; (b) an Employee who normally works less than 17 1/2 hours per week for Affiliated Employers (disregarding any weeks during which the Employee performed no services for Affiliated Employers); (c) an Employee who normally works for Affiliated Employers not more than six months during a calendar year (determined by disregarding the Top-Paid Group Determination Year, and by treating the individual as having worked for a month for any month in which he has worked for one day for an Affiliated Employer); (d) an Employee who has not attained the age of 21; and (e) except to the extent provided in Regulations, an Employee who is included in a unit of Employees covered by a collective bargaining agreement between Employee representatives and an Affiliated Employer.

1.55 “Top-Paid Group Determination Year” means the calendar year immediately preceding the calendar year for which a determination of the Employee’s status as a Highly Compensated Employee or a Non-Highly Compensated Employee is being made.

1.56 “Trust” means the trust estate created to fund the Plan.

1.57 “Trustee” means collectively one or more persons or corporations with trust powers which have been appointed by the initial Sponsor and have accepted the duties of Trustee and any successor appointed by the Sponsor.

1.58 “Valuation Date” means each business day of the Plan Year.

1.59 “Vesting Service” means service for which an Employee is entitled to receive credit under Article VII for purposes of determining his Nonforfeitable Interest in amounts credited to his Account.

ARTICLE II

ELIGIBILITY

2.01 Classes of Persons Eligible to Participate.

(a) General Requirements. In order to participate in the Plan, an Employee must (1) be employed by an Employer and (2) not be employed in an excluded classification of Employees described in paragraph (b) of this Section 2.01. An Employee who is not excluded from participation in the Plan shall commence participation in the Plan at the applicable time(s) specified in Section 2.02.

(b) Exclusions From Participation. The following persons shall not be eligible to participate in the Plan.

•

An Employee shall not be eligible to participate in the Plan during any period in which he is included in a unit of Employees covered by a collective bargaining agreement between Employee representatives and the Employer shall be excluded if there has been good faith bargaining between the Employer and the Employee representatives pertaining to retirement benefits and the agreement does not require the Employer to include the Employee in the Plan.

•	A Leased Employee shall not be eligible to participate in the Plan unless the Plan’s qualified status is dependent upon coverage of the Leased Employee.

•

During any period in which an individual is classified by an Employer as an independent contractor with respect to such Employer, the individual is not eligible to participate in the Plan (even if he is subsequently reclassified by the Internal Revenue Service or a court as a common law employee of the Employer and the Employer acquiesces to the reclassification).

•

An Employee who (1) is a nonresident alien (within the meaning of section 7701(b) of the Code) and (2) receives no earned income (within the meaning of section 911(d)(2) of the Code) from any Affiliated Employer that constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code) is not eligible to participate in the Plan.

•

An Employee who (1) is a nonresident alien (within the meaning of section 7701(b) of the Code) and (2) does receive earned income (within the meaning of section 911(d)(2) of the Code) from any Affiliated Employer that constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code) all of which is exempt from United States income tax under an applicable tax convention is not eligible to participate in the Plan.

•

An Employee who is expatriated to the United States from another country is not eligible to participate in the Plan for so long as he continues to accrue deferred compensation or retirement benefits under any agreement or program to which an Affiliated Employer other than an Employer is a party.

•	An Employee who is employed outside the United States is not eligible to participate in the Plan unless the Committee elects to permit him to participate in the Plan.

2.02 Times of Initial Commencement of Participation.

(a) Salary Deferral Contributions, Catch-up Salary Deferral Contributions and Rollover Contributions.

An Employee who is described in Section 2.01(a) shall be eligible to participate in the Plan for purposes of making Salary Deferral Contributions, Catch-up Salary Deferral Contributions and Rollover Contributions on the first day of the month next following (not coincident with) the date on which he completes an Hour of Employment.

(b) Basic Matching Contributions, Supplemental Matching Contributions, Supplemental Contributions and QNECs.

An Employee who is described in Section 2.01(a) shall be eligible to participate in the Plan for purposes of receiving applicable allocations of Basic Matching Contributions, Supplemental Matching Contributions, Supplemental Contributions and QNECs beginning on the first day of the applicable calendar quarter that occurs with or next following the date on which the Employee completes one year of Eligibility Service.

2.03 Eligibility Upon Reemployment. If an Employee incurs a Separation From Service with the Employer prior to the date he initially begins participating in the Plan under Section 2.02(a), he shall be eligible to begin participation in the Plan for purposes of making Salary Deferral Contributions, Catch-up Salary Deferral Contributions and Rollover Contributions on the later of (a) the date he would have commenced participation in the Plan under Section 2.02(a) if he had not incurred a Separation From Service or (b) the date on which he performs an Hour of Service after his Separation From Service. If an Employee incurs a Separation From Service with the Employer prior to the date he initially begins participating in the Plan under Section 2.02(b), he shall be eligible to begin participation in the Plan for purposes of receiving applicable allocations of Basic Matching Contributions, Supplemental Matching Contributions, Supplemental Contributions and QNECs on the later of (a) the date he would have commenced participation in the Plan under Section 2.02(b) if he had not incurred a Separation From Service or (b) the date on which he performs an Hour of Service after his Separation From Service.

2.04 Cessation of Participation. An individual who has commenced participation in the Plan will cease participation in the Plan on the earliest of the date on which he (a) Severs Service, (b) is transferred from the employ of an Employer to the employ of an Affiliated Employer that has not adopted the Plan, (c) is employed in an excluded classification of Employees described in Section 2.01(b). Under these circumstances, the former Participant’s Account becomes frozen; he cannot contribute to the Plan or share in the allocation of any Contributions for the frozen period. However, his Account shall continue to share in any Plan income allocable to his Account during the frozen period of time.

2.05 Recommencement of Participation After Exclusion Due to Employment in an Ineligible Classification. A person who previously participated in the Plan but who ceased participating solely as a result of his employment in an excluded classification of Employees described in Section 2.01(b) will again participate in the Plan on the day on which he becomes included in a classification of Employees that, under the terms of the Plan, is eligible to participate.

ARTICLE III

CONTRIBUTIONS

3.01 Salary Deferral Contributions. The Employer shall make a Salary Deferral Contribution in an amount equal to the amount by which its Participants’ Considered Compensation was reduced on a pre-tax basis pursuant to salary deferral agreements (excluding amounts of Considered Compensation deferred pursuant to Section 3.02 that are properly characterized as Catch-up Salary Deferral Contributions). Any such salary deferral agreement shall be an agreement in a form satisfactory to the Committee to prospectively receive Considered Compensation from the Employer in a reduced amount and to have the Employer contribute an amount equal to the amount of the reduction to the Trust on account of the Participant. Any such salary deferral agreement shall be revocable in accordance with its terms, provided that no revocation shall be retroactive or permit payment to the Participant of the amount required to be contributed to the Trust. A salary deferral agreement can only be made with respect to an amount that is not currently available to the Participant on the date of the agreement. Further, a salary deferral agreement can only be made with respect to amounts that would (but for the agreement) become currently available after the later of the date on which the Employer adopts the Plan or the date on which such adoption of the Plan is effective. A Salary Deferral Contribution for a Participant may not be made earlier than the date on which the Participant’s salary deferral agreement is made. A Participant’s Salary Deferral Contribution must be made after the Participant’s performance of services with respect to which the Salary Deferral Contribution is made, or when the cash would be currently available to the Participant, if earlier. A Participant’s or former Participant’s right to benefits derived from Salary Deferral Contributions made to the Plan on his behalf shall be nonforfeitable.

The maximum amount a Participant may elect to reduce his Considered Compensation under his salary deferral agreement shall be determined by the Committee, in its sole discretion from time to time. In addition, the election to have Salary Deferral Contributions made, the ability to change the rate of Salary Deferral Contributions, the right to suspend Salary Deferral Contributions, and the manner of commencing new Salary Deferral Contributions shall be permitted under any uniform method determined by the Committee from time to time. A Participant will be permitted to make (or change) a Salary Deferral Contribution election at least once during each Plan Year.

3.02 Catch-up Salary Deferral Contributions. The Employer shall make a Catch-up Salary Deferral Contribution in an amount equal to the amounts by which its Catch-up Eligible Participants’ Considered Compensation was reduced as a result of salary deferral agreements authorizing Catch-up Salary Deferral Contributions (to the extent that their deferrals are properly characterized as Catch-up Salary Deferral Contributions). Any such salary deferral agreement shall be an agreement in a form satisfactory to the Committee to prospectively receive Considered Compensation from the Employer in a reduced amount and to have the Employer contribute an amount equal to the amount of the reduction to the Trust on behalf of the Catch-up Eligible Participant. Further, any such salary deferral agreement shall be revocable in accordance with its terms, provided that no revocation shall be retroactive or permit payment to the Participant of the amount required to be contributed to the Trust. A Participant’s or former Participant’s right to benefits attributable to Catch-up Salary Deferral Contributions made to the Plan on his behalf shall be nonforfeitable.

Catch-up Salary Deferral Contributions on behalf of a Catch-up Eligible Participant shall be permitted to the extent that the Catch-up Salary Deferral Contributions do not exceed the lesser of (a) the “applicable dollar amount” under section 414(v) of the Code for the Plan Year (as adjusted from time to time by the Secretary of Treasury), or (b) an amount equal to the Participant’s Annual Compensation for the Plan Year minus the Catch-up Eligible Participant’s Salary Deferral Contributions for the Plan Year. Inadvertent contributions that exceed either of these limitations will not be treated as Catch-up Salary Deferral Contributions for purposes of the Plan.

The determination as to whether amounts deferred under the Plan by the Catch-up Eligible Participant are properly characterized as Salary Deferral Contributions or Catch-up Salary Deferral Contributions for a Plan Year shall be made as of the last day of the Plan Year, except that, with respect to elective deferrals in excess of an applicable limit that is tested on the basis of the taxable year or calendar year (such as the Code section 402(g) limit), the determination of whether such elective deferrals are treated as Catch-up Salary Deferral Contributions is made at the time they are deferred. To the extent that amounts deferred under the Plan on a pre-tax basis at the election of a Catch-up Eligible Participant exceed the least of (a) the lowest statutory limit on Salary Deferral Contributions (including limits imposed under sections 401(a)(30) and 415 of the Code), (b) the maximum limitation on Salary Deferral Contributions, if any, imposed by the Committee pursuant to Section 3.1, or (c) if the Plan would fail the ADP test if it did not correct under section 401(k)(8) of the Code, the highest amount of Salary Deferral Contributions on behalf of the Catch-up Eligible Participant that may be retained in the Plan under the rules of section 401(k)(8)(C) of the Code, the amounts deferred shall be characterized as Catch-up Salary Deferral Contributions. Any amounts deferred under the Plan on a pre-tax basis at the election of a Catch-up Eligible Participant that are not properly characterized as Catch-up Salary Deferral Contributions pursuant to the provisions of this Section 3.02 shall be characterized as Salary Deferral Contributions for all purposes under the Plan.

3.03 Basic Matching Contributions. The Employer will make a Basic Matching Contribution in an amount equal to 100 percent of the Matched Salary Deferral Contributions of all Participants; provided, however, that the Employer will only provide a Basic Matching Contribution on Matched Salary Deferral Contributions made after a Participant satisfies the requirements of Section 2.02(b).

3.04 Supplemental Matching Contributions. The Employer may, at its sole discretion, contribute a Supplemental Matching Contribution, for any Plan Year, to all Participants who (i) satisfy the requirements of Section 2.02(b) during the Plan Year and (ii) are employed by an Employer on the last day of the Plan Year, in an amount equal to 100 percent of each such Participant’s Salary Deferral Contribution that were in excess of four percent during any payroll period, but not in excess of a specified percentage, to be determined by the Employer, of the Participant’s Considered Compensation for the payroll period; provided, however, that the Employer will only provide a Supplemental Matching Contribution on Salary Deferral Contributions made after a Participant satisfies the requirements of Section 2.02(b).

3.05 Supplemental Contributions. The Employer may, at its sole discretion, contribute a Supplemental Contribution, for any payroll period, in an amount to be determined at the Employer’s discretion on behalf of all Participants who satisfy the requirement of Section 2.02(b) during the payroll period.

3.06 Rollover Contributions and Plan-to-Plan Transfers. The Committee may permit Rollover Contributions by Participants and/or direct transfers to or from another qualified plan on behalf of Participants from time to time. If Rollover Contributions and/or direct transfers to or from another qualified plan are permitted, the opportunity to make those contributions and/or direct transfers must be made available to Participants on a nondiscriminatory basis. For this purpose only, all Employees who are included in a classification of Employees who are eligible to participate in the Plan shall be considered to be Participants of the Plan even though they may not have met the Eligibility Service requirements for eligibility. However, they shall not be entitled to elect to have Salary Deferral Contributions made or to share in. Employer Contributions or forfeitures unless and until they have met the requirements for eligibility, contributions and allocations. A Rollover Contribution shall not be accepted unless it is directly rolled over to the Plan in a rollover described in section 401(a)(31) of the Code. A Participant shall not be permitted to make a Rollover Contribution if the property he intends to contribute is for any reason unacceptable to the Trustee. A Participant’s or former Participant’s right to benefits attributable to his Rollover Contributions made to the Plan shall be nonforfeitable.

3.07 QNECS—Extraordinary Employer Contributions. Any Employer may make a QNEC in such amount, if any, as shall be determined by it. A Participant’s or former Participant’s right to benefits attributable to QNECs made to the Plan on his behalf shall be nonforfeitable. In no event will QNECs be distributed before Salary Deferral Contributions may be distributed from the Plan.

3.08 Restoration Contributions. The Employer shall, for each Plan Year, make a restoration contribution in an amount equal to the sum of (a) such amount, if any, as shall be necessary to fully restore all Basic Matching Contribution Accounts, Supplemental Matching Contribution Accounts and Supplemental Contribution Accounts required to be restored pursuant to the provisions of Section 9.02 after the application of all forfeitures available for such restorations; plus (b) an amount equal in value to the value of forfeited benefits required to be restored under Section 9.03, after the application of all forfeitures available for such restorations.

3.09 Restorative Payments. If due to an oversight or inadvertent error an Employer fails to make a Contribution to the Plan on behalf of a Participant or former Participant, as soon as administratively practicable following the Employer’s discovery of the error, the Employer shall make a restorative payment to the Plan on behalf of the Employee in an amount equal to the amount of required Contributions the Employer should have made to the Plan on behalf of the Participant or former Participant plus interest thereon (both determined in a manner that is consistent with then-current guidance from the Department of Treasury concerning such restorative payments) after the application of forfeitures available for such restoration.

3.10 Nondeductible Contributions Not Required. Notwithstanding any other provision of the Plan, no Employer shall be required to make any contribution that would be a “nondeductible contribution” within the meaning of section 4972 of the Code.

3.11 Deadline for Payment of Employer Contributions. Salary Deferral Contributions and Catch-up Salary Deferral Contributions shall be paid to the Trustee in installments. The installment for each payroll period shall be paid as soon as administratively feasible. The Basic Matching Contributions, Supplemental Matching Contributions, Supplemental Contributions and QNECs for a Plan Year shall be paid to the Trustee in one or more installments, as the Employer may from time to time determine; provided, however, that such contributions may not be paid later than the time prescribed by law (including extensions thereof) for filing the Employer’s income tax return for its taxable year ending with or within such Plan Year.

3.12 Return of Contributions for Mistake, Disqualification or Disallowance of Deduction. Subject to the limitations of section 415 of the Code, the assets of the Trust shall not revert to any Employer or be used for any purpose other than the exclusive benefit of the Participants, former Participants, and their Beneficiaries and the reasonable expenses of administering the Plan except:

(a) any Employer Contribution made because of a mistake of fact may be repaid to the Employer within one year after the payment of the Contribution;

(b) all Employer Contributions are conditioned upon the Plan’s initial qualification under section 401 of the Code and may be repaid to the Employer within one year after the date of denial of the initial qualification of the Plan; and

(c) all Employer Contributions are conditioned upon their deductibility under section 404 of the Code; therefore, to the extent the deduction is disallowed, the Contributions may be repaid to the Employer within one year after the disallowance.

The Employer has the exclusive right to determine if a Contribution or any part of it is to be repaid or is to remain as a part of the Trust except that the amount to be repaid is limited, if the Contribution is made by mistake of fact or if the deduction for the Contribution is disallowed, to the excess of the amount contributed over the amount that would have been contributed had there been no mistake or over the amount disallowed. Earnings which are attributable to any excess contribution cannot be repaid. Losses attributable to an excess contribution must reduce the amount that may be repaid. All repayments of Contributions made due to a mistake of fact or with respect to which a deduction is disallowed are limited so that the balance in a Participant’s or former Participant’s Account cannot be reduced to less than the balance that would have been in the Participant’s or former Participant’s Account had the mistaken amount or the amount disallowed never been contributed.

3.13 Limitations on Contributions. Contributions shall be subject to the limitations specified in Appendices A and B.

ARTICLE IV

ALLOCATION AND VALUATION OF ACCOUNTS

4.01 Information Statements from Employer. Upon request by the Committee, the Employer shall provide the Committee with a schedule setting forth the amount of its Salary Deferral Contribution, Supplemental Contribution, QNEC, and restoration contribution; the names of its Participants, the number of years of Vesting Service of each of its Participants and former Participants, the amount of Considered Compensation and Annual Compensation paid to each Participant and former Participant, and the amount of Considered Compensation and Annual Compensation paid to all its Participants and former Participants. Such schedules shall be conclusive evidence of such facts.

4.02 Allocation of Salary Deferral Contributions. The Committee shall allocate the Salary Deferral Contribution among the Participants by allocating to each Participant the amount by which his Considered Compensation was reduced pursuant to a salary deferral agreement under Section 3.01 and shall credit each such Participant’s share to his Salary Deferral Contribution Account.

4.03 Allocation of Catch-up Salary Deferral Contributions. The Committee shall allocate the Catch-up Salary Deferral Contribution among the Participants by allocating to each Participant the amount by which his Considered Compensation was reduced pursuant to a salary deferral agreement under Section 3.02 and shall credit each such Participant’s share to his Catchup Salary Deferral Contribution Account.

4.04 Allocation of Basic Matching Contributions. The Committee shall separately allocate the Basic Matching Contribution for a Plan Year made by an Employer among the Employer’s Participants based upon the Matched Salary Deferral Contributions of each such Participant during the Plan Year; provided, however, that the Employer will only provide a Basic Matching Contribution on Matched Salary Deferral Contributions made after a Participant satisfies the requirements of Section 2.02(b). Each Participant’s proportionate share shall be credited to his Basic Matching Contribution Account.

4.05 Allocation of Supplemental Matching Contributions. The Committee shall separately allocate the Supplemental Matching Contributions, if any, for a Plan Year made by an Employer among the Employer’s Participants who (i) satisfy the requirements of Section 2.02(b) during the Plan Year and (ii) are employed by an Employer on the last day of the Plan Year, based upon the Salary Deferral Contribution of each such Participant during the Plan Year that is in excess of four percent for any payroll period, but not in excess of a specified percentage to be determined by the Employer, of each such Participant’s Considered Compensation during the payroll period; provided, however, that the Employer will only provide a Supplemental Matching Contribution on Salary Deferral Contributions made after a Participant satisfies the requirements of Section 2.02(b). Each Participant’s proportionate share shall be credited to his Supplemental Matching Contribution Account.

4.06 Allocation of Supplemental Contributions. For each payroll period, the Committee may, in its sole discretion, allocate the Supplemental Contribution. If any such Contribution is made by the Employer during the payroll period, it will be allocated among the Participants who are employed by the Employer during the payroll period, based upon each such Participant’s Considered Compensation paid by the Employer during the payroll period as compared to the Considered Compensation for all such Participants employed by the Employer and eligible for the allocation during the payroll period.

4.07 Allocation of QNECs. The Committee shall separately allocate the QNEC among the Non-Highly Compensated Employees who are Participants based upon each such Participant’s Considered Compensation as compared to the Considered Compensation of all such Participants.

4.08 Allocation of Forfeitures. At the time a forfeiture occurs pursuant to Article IX, Section A.3.3 of Appendix A, the amount forfeited will first be used to reinstate any Account required to be reinstated under Article IX. Forfeitures may also be applied to reduce an Employer’s obligation to make restorative payments (and interest thereon) described in Section 3.8. Any remaining forfeitures will be applied to reduce the Employer’s obligation to make future Basic Matching Contributions, Supplemental Matching Contributions or Supplemental Contributions. However, in no event will amounts forfeited pursuant to Section A.3.3 of Appendix A be allocated to the Accounts of Participants whose Basic Matching Contributions or Supplemental Matching Contributions are forfeited pursuant to Section A.3.3 of Appendix A.

4.09 Valuation of Accounts. A Participant’s or former Participant’s Account shall be valued at fair market value on each Valuation Date. The earnings and losses attributable to any asset in the Trust will be allocated solely to the Account of the Participant or former Participant on whose behalf the investment in the asset was made. In determining the fair market value of the Participant’s or former Participant’s Account, the Trustee shall utilize such sources of information as it may deem reliable including, but not limited to, stock market quotations, statistical evaluation services, newspapers of general circulation, financial publications, advice from investment counselors or brokerage firms, or any combination of sources which in the opinion of the Trustee will provide the price such assets were last traded at on a registered stock exchange; provided, however, that with respect to regulated investment company shares, the Trustee shall rely exclusively on information provided to it by the investment adviser to such funds.

4.10 No Rights Unless Otherwise Prescribed. No allocations, adjustments, credits, or transfers shall ever vest in any Participant or former Participant any right, title, or interest in the Trust except at the times and upon the terms and conditions herein set forth.

ARTICLE V

BENEFITS

5.01 Benefit Upon Separation From Service. Upon his Separation From Service, a Participant or former Participant (or in the event the Participant or former Participant has died, his Beneficiary) is entitled to receive his Nonforfeitable Interest in his Account balance (reduced by any security interest held by the Plan by reason of a loan outstanding to the Participant or former Participant) commencing no later than the applicable deadline specified in Section 5.04.

5.02 Distribution Method Available. The only distribution method available under the Plan is a lump sum payment in cash or in kind.

5.03 Direct Rollover Option. In accordance with procedures established by the Committee, a Distributee has the right to direct that any portion of his Eligible Rollover Distribution will be directly paid to an. Eligible Retirement Plan specified by him that will accept the Eligible Rollover Distribution. Any such election shall be made at the time and in the manner prescribed by the Committee and shall be subject to any uniform restrictions or limitations (permissible under section 401(a)(31) and other applicable Code provisions) that the Committee may impose under rules adopted by it.

5.04 Required Distributions. Notwithstanding any other provision of the Plan, all benefits payable under the Plan shall be distributed, or commence to be distributed, in compliance with the following provisions:

(a) Required Distributions for Certain Persons Who are 70 1/2 or Older. Unless a Participant’s or former Participant’s entire Nonforfeitable Interest in his Plan benefit is distributed to him in a single sum no later than his Required Beginning Date or in the form of an annuity purchased from an insurance company, his Nonforfeitable Interest in his Plan benefit must begin to be distributed, not later than his Required Beginning Date, over the life of the Participant or former Participant, or the joint lives of the Participant or former Participant and his Section 401(a)(9) Beneficiary, or over a period not extending beyond his life expectancy or the joint and last survivor expectancy of him and his Section 401(a)(9) Beneficiary. The distribution required to be made on or before the Participant’s or former Participant’s Required Beginning Date shall be the distribution required for his first Distribution Calendar Year. The minimum required distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s or former Participant’s Required Beginning Date occurs must be made on or before December 31 of that Distribution Calendar Year. In the case of a benefit payable in a form other than a single sum or an annuity purchased from an insurance company, the amount that must be distributed for a Distribution Calendar Year is an amount equal to the amount specified in Paragraph (b) of this Section 5.04.

(b) Required Minimum Distributions. If a Participant’s or former Participant’s Required Beginning Date is before the date on which he incurs a Separation From Service, the Participant or former Participant (if he is then alive) must be paid either the entire amount credited to his Account or annual distributions from the Plan in the amounts required under section 401(a)(9) of the Code and Regulations thereunder commencing no later than his Required Beginning Date until his entire interest under the Plan has been distributed under this Article V. The distribution required to be made on or before the Participant’s or former Participant’s Required Beginning Date shall be the distribution required for his first Distribution Calendar Year. The minimum required distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s or former Participant’s Required Beginning Date occurs must be made on or before December 31 of that Distribution Calendar Year. The amount that must be distributed for a Distribution

Calendar Year is an amount equal to (1) the Participant’s Account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year, increased by any contributions or forfeitures allocated and made to the Account during such immediately preceding calendar year after the Valuation Date, and decreased by distributions made during such immediately preceding calendar year after the Valuation Date, divided by (2) the Participant’s Applicable Distribution Period.

(c) Distribution Deadline for Death Benefit When Participant Dies Before His Distributions Begin. If a Participant dies before the date distribution of his Nonforfeitable Interest in his Plan benefit begins, his entire Nonforfeitable Interest in his Plan benefit will be distributed, or begin to be distributed, to his Section 401(a)(9) Beneficiary no later than as follows:

(i) If the Participant’s surviving Spouse is the Participant’s sole Section 401(a)(9) Beneficiary, then distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2 , if later.

(ii) If the Participant’s surviving Spouse is not the Participant’s sole Section 401(a)(9) Beneficiary and the payment of Plan death benefits to the Section 401(a)(9) Beneficiary will not be in the form of a single sum or a commercial annuity, then distributions to the Section 401(a)(9) Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii) If the Participant’s surviving Spouse is the Participant’s sole Section 401(a)(9) Beneficiary, and the payment of a Plan death benefit to the Section 401(a)(9) Beneficiary will be in the form of a single sum, then the Participant’s entire Nonforfeitable Interest in his Plan benefit will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv) If there is no Section 401(a)(9) Beneficiary as of September 30 of the calendar year following the calendar year of the Participant’s death, then the Participant’s entire Nonforfeitable Interest in his Plan benefit will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(v) If the Participant’s surviving Spouse is the Participant’s sole Section 401(a)(9) Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this Section 5.04(c), other than Section 5.04(c)(1), will apply as if the surviving Spouse were the Participant.

Unless the Participant’s interest is distributed in the form of an annuity or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Paragraph (b) of this Section 5.04.

(d) Distribution of Death Benefit When Participant Dies On or After His Required Beginning Date. If a Participant dies on or after his Required Beginning Date, his Plan benefit must be distributed to his Section 401(a)(9) Beneficiary at least as rapidly as the method of payment of minimum required distributions being used as of the date of his death.

(e) Limitations on Death Benefits. Benefits payable under the Plan shall not be provided in any form that would cause a Participant death benefit to be more than incidental. Any distribution required to satisfy the incidental benefit requirement shall be considered a required distribution for purposes of section 401(a)(9) of the Code.

(f) Requirements in the Case of a Commercial Annuity. If a Participant Nonforfeitable Interest in his Plan benefit is distributed in the form of an annuity purchased from an insurance company, distributions under the annuity contract will be made in accordance with the requirements of section 401(a)(9) of the Code and Department of Treasury Regulations.

(g) Compliance with Section 401(a)(9). All distributions under the Plan will be made in accordance with the requirements of section 401(a)(9) of the Code and all Regulations promulgated thereunder, including, effective January 1, 2003, the Final Section 401(a)(9) Regulations, including sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Final Section 401(a)(9) Regulations. The provisions of the Plan reflecting section 401(a)(9) of the Code override any distribution options in the Plan inconsistent with section 401(a)(9) of the Code.

(h) Compliance with Section 401(a)(14). Unless the Participant or former Participant otherwise elects, the payment of benefits under the Plan to the Participant or former Participant will begin not later than the 60th day after the close of the Plan Year in which occurs the latest of (1) the date on which the Participant or former Participant attains the later of age 62 or Normal Retirement Age, (2) the tenth anniversary of the year in which the Participant or former Participant commenced participation in the Plan, or (3) the date of the Participant’s or former Participant’s Separation From Service. Notwithstanding the foregoing, a Participant or former Participant must file with the Committee a claim for benefits under the Plan before payment of benefits to him (other than pursuant to Section 5.04(a) or Section 5.07) will commence.

(i) 2009 Waiver of Required Minimum Distributions. Notwithstanding anything in this Section 5.04 to the contrary, a Participant, former Participant or Beneficiary who would have been required to receive a distribution pursuant to this Section 5.04 for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2009 RMDs or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant or former Participant, the joint lives (or joint life expectancy) of the Participant or former Participant and such individual’s designated beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive the 2009 RMD or Extended 2009 RMD unless the Participant, former Participant or Beneficiary affirmatively elects to receive such 2009 RMD or Extended 2009 RMD. In addition, notwithstanding anything in this Plan to the contrary and solely for purposes of applying the direct rollover provisions of the Plan, 2009 RMDs and Extended 2009 RMDs will be treated as eligible rollover distributions.

5.05 Consent to Distribution Upon Separation From Service. Notwithstanding any other provision of the Plan, no benefit shall be distributed or commence to be distributed to a Participant or former Participant prior to his attainment of the later of age 62 or Normal Retirement Age without his consent, unless the benefit is payable immediately under Section 5.07. Any such consent shall be valid only if given not more than 90 days prior to the Participant’s or former Participant’s Benefit Commencement Date and after his receipt of the notice regarding benefits described in Section 5.06.

5.06 Information Provided to Participants or Former Participants. Unless a Participant’s or former Participant’s benefit is payable immediately under Section 5.07, the Sponsor shall provide such Participant or former Participant with a written explanation of the Participant’s or former Participant’s right, if any, to defer receipt of the distribution and an explanation of his rights under Section 5.03. The written explanation shall be provided to a Participant or former Participant no less than 30 days and no more than 90 days before his Benefit Commencement Date unless he legally waives this requirement.

5.07 Immediate Payment of Small Benefit. Notwithstanding any other provision of the Plan other than Section 5.03, if a Participant’s or former Participant’s Account balance at the time of his Separation From Service is less than or equal to the Mandatory Cashout Amount, his Account balance shall be paid to him (or in the event he has died, to his Beneficiary) as soon as administratively practicable in the form of a single sum payment. The Committee is authorized to establish a default procedure whereby any Distributee who is subject to this Section 5.07 and fails to make an affirmative election to make a direct rollover is deemed to have elected to receive a lump sum cash distribution of his entire Nonforfeitable Interest in his Plan benefit. However, a distribution will not be made under the default procedure unless the Distributee has received an explanation of the default procedure, as well as the notification of his direct rollover rights referred to in Section 5.06, within the time periods prescribed by law.

5.08 Designation of Beneficiary. Each Participant or former Participant has the right to designate and to revoke the designation of his Beneficiary or Beneficiaries. Each designation or revocation must be evidenced by a written document in the form required by the Committee, signed by the Participant or former Participant and filed with the Committee. If no designation is on file at the time of a Participant’s or former Participant’s death or if the Committee determines that the designation is ineffective, the designated Beneficiary shall be the Participant’s or former Participant’s Spouse, if living, or if not, the executor, administrator or other personal representative of the Participant’s or former Participant’s estate. If a Participant or former Participant is considered to be married under local law, the Participant’s or former Participant’s designation of any Beneficiary, other than the Participant’s or former Participant’s Spouse, shall not be valid unless the spouse acknowledges in writing that she understands the effect of the Participant’s or former Participant’s beneficiary designation and consents to it. The consent must be to a specific Beneficiary. The written acknowledgement and consent must be filed with the Committee, signed by the Spouse and at least two witnesses, one of whom must be a Participant or former Participant’s of the Committee or a notary public. However, if the Spouse cannot be located or there exist other circumstances as described in sections 401(a)(11) and 417(a)(2) of the Code, the requirement of the Participant’s or former Participant’s Spouse’s acknowledgement and consent may be waived. If a Beneficiary other than the Participant’s or former Participant’s Spouse is named, the designation shall become invalid if the Participant or former Participant is later determined to be married under local law, the Participant’s or former Participant’s missing Spouse is located or the circumstances which resulted in the waiver of the requirement of obtaining the consent of the Participant’s or former Participant’s Spouse no longer exist.

5.09 Distribution for Incapacitated Person or a Minor. If the Committee determines that any person to whom a payment is due is a minor or is unable to care for his affairs because of physical or mental disability, it shall have the authority to cause the payments to be made to the Spouse, parent, brother, sister or other person the Committee determines to have incurred, or to be expected to incur, expenses for that person unless a prior claim is made by a qualified guardian or other legal representative. The Committee and the Trustee shall not be responsible to oversee the application of those payments. Payments made pursuant to this power shall be a complete discharge of all liability under the Plan and the Trust and the obligations of the Employer, the Trustee, the Trust and the Committee.

5.10 Distribution Pursuant to QDRO. The Committee will instruct the Trustee to pay benefits in accordance with the terms of any order that has been determined, in accordance with Plan procedures, to be a QDRO. A QDRO may require the payment of an immediate cash lump sum to an alternate payee even if the Participant is not then entitled to receive an immediate payment of Plan benefits.

5.11 Claim Review Procedures; Claims Appeal Procedures

(a) Claims Review Procedures. When a benefit is due, the Claimant should submit a claim to the Committee. Under normal circumstances, the Committee will make a final decision as to a claim within 90 days after receipt of the claim. If the Committee notifies the Claimant in writing during the initial 90-day period, it may extend the period up to 180 days after the initial receipt of the claim. The written notice must indicate the circumstances necessitating the extension and the anticipated date for the final decision. If a claim is denied during the claims period, the Committee must notify the Claimant in writing, and the written notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason or reasons for denial;

(ii) specific reference to the Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the Plan claims review procedures and time limits, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.

If a decision is not given to the Claimant within the claims review period, the claim is treated as if it were denied on the last day of the claims review period.

(b) Claims Appeals Procedures. If a Claimant’s claim made pursuant to Section 5.11(a) is denied and he wants a review, he must apply to the Committee in writing. That application can include any arguments, written comments, documents, records, and other information relating to the claim for benefits. In addition, the Claimant is entitled to receive on request and free of charge reasonable access to and copies of all information relevant to the claim. For this purpose, “relevant” means information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations. The Committee must take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. The Claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The Committee can schedule any meeting with the Claimant or his representative that it finds necessary or appropriate to complete its review.

(c) Inapplicability to Disability Determinations. This Section 5.11 does not apply in connection with determinations as to whether a Participant or former Participant has incurred a Disability. Rather, such determinations shall be subject to the procedures specified in Section 5.12.

5.12 Disability Benefit Claims Review and Appeal Procedures.

(a) Disability Benefit Initial Determination Procedure. In the case of a claim for Disability benefits, the Claimant should submit a claim to the office designated by the Committee to receive claims. Under normal circumstances, the Committee shall notify the Claimant of any Disability claims denial (wholly or partially) within 45 days after receipt of the claim.

The Committee retains the authority to unilaterally extend the initial 45 day Disability claims determination period by a period not to exceed an additional 30 days, if the Committee determines that such extension is necessary due to matters beyond the control of the Committee. If the initial Disability claims determination period is extended by the unilateral action of the Committee, the Committee shall, prior to the expiration of the initial 45 day Disability claims determination period, notify the Claimant in writing of the extension and of the circumstances requiring the extension of the Disability claims determination period.

If, prior to the end of the first 30-day extension, the Committee determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the extension period, the Disability claims determination period may be extended for an additional 30 days, provided the Committee, prior to the expiration of the first 30-day extension period, notifies the Claimant in writing of the circumstances requiring the extension and the date on which the Plan expects to render a decision. In the case of any notice extending the Disability claims determination period, the notice must be in writing and shall specifically explain the standards on which the entitlement to a benefit is based; the unresolved issues that prevent a determination on a claim; additional information that is needed to resolve those issues; and, if additional information is required from the Claimant, a statement as to the amount of time the Claimant has to supply that information.

The period of time within which a Disability benefit determination is required to be made shall begin on that date the claim is filed in accordance with this Section, without regard to whether all the information necessary to make the Disability benefits determination accompanies the filing. In the event the Disability claims determination period is extended due to the Claimant’s failure to submit information necessary to such determination, the Disability claims determination period shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The Claimant shall be afforded at least 45 days from receipt of the notice of extension to provide the specified information. If the Claimant fails to supply the specified information within the 45-day period, the claim determination process shall continue and the specified information shall be deemed not to exist.

(b) Disability Claims Appeal Procedure. If a Claimant’s claim for a Disability benefit is denied (in whole or in part), he is entitled to a full and fair review of that denial. A full and fair review of a Disability benefit claim denial shall provide the Claimant with 180 days from the receipt of any adverse claim determination to appeal the denial. If the Claimant does not file an appeal within 180 days of the adverse claim determination, such denial becomes final.

Under the full and fair review, the Claimant shall be afforded an opportunity to submit written comments, documents, records, and other information relating to the claim for benefits to the reviewing fiduciary. The Claimant shall be entitled to receive upon request and free of charge reasonable access to and copies of all information relevant to the claim. For purposes of a Disability benefit claim denial, the term “relevant” shall mean information that was relied on in making the benefit determination or that was submitted, considered or generated in the course of making the determination, without regard to whether it was relied on, and information that demonstrates compliance with the Plan’s administrative procedures and safeguards for assuring and verifying that Plan provisions are applied consistently in making benefit determinations. For this purpose, “relevant” information shall also include a statement of policy or guidance with respect to the Plan concerning the Disability benefit, without regard to whether such statement of policy or guidance was relied upon in making the claims determination. The review of a benefit claim denial shall not afford any deference to the initial adverse claim determination.

The review of the Disability claims denial shall be conducted by the appropriate named fiduciary who is neither the named fiduciary who made the initial adverse claim determination nor subordinate to such individual.

In reviewing a denial of a claim for a Disability benefit, in which the denial was based in whole or in part on medical judgment, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The health care professional with whom the named fiduciary consults in connection with the review of an adverse benefit claim denial shall be neither the health care professional who was consulted in connection with the adverse benefit determination that is the subject of the appeal nor a subordinate of any such individual. The reviewing fiduciary shall provide the identification of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with Claimant’s Disability benefit claim denial, without regard as to whether the advice was relied upon in making the benefit determination.

The appropriate reviewing fiduciary must take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard as to whether the information was submitted or considered in the initial benefit determination. The Claimant may either represent himself or appoint a representative, either of whom has the right to inspect all documents pertaining to the claim and its denial. The reviewing fiduciary can schedule any meeting with the Claimant or his representative that it finds necessary or appropriate to complete its review.

If a timely request is made, the reviewing fiduciary shall notify the Claimant of the determination upon appeal within 45 days after receipt of the request for review (without regard to whether all the information necessary to make the benefit determination accompanies the filing). The reviewing fiduciary retains the authority to unilaterally extend the initial 45-day review period by a period not to exceed an additional 45 days, if the fiduciary determines that special circumstances exist requiring additional time for reviewing the claim. If the initial review period is extended by the unilateral action of the appropriate reviewing fiduciary, the fiduciary shall, prior to the expiration of the initial 45 day review period, notify the Claimant in writing of the extension. The written notice of extension shall identify the special circumstances necessitating the extension and provide the anticipated date by which the Plan expects to render the determination on review.

The period of time within which a determination on a Disability claims appeal is required to be made shall begin on the date the appeal is filed in accordance with this Section, without regard to whether all the information necessary to make the Disability benefits determination accompanies the filing. In the event the Disability claims review period is extended due to the Claimant’s failure to submit information necessary to such determination, the Disability claims review period shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The Claimant shall be afforded at least 45 days from receipt of the notice of extension to provide the requested information. If the Claimant fails to supply the requested information within the 45-day period, the claims review process shall continue and the specified information shall be deemed not to exist.

The reviewing fiduciary shall provide the Claimant with a written notice of the Plan’s benefit determination upon review. The notice shall set forth the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and a statement of the Claimant’s right to bring an action under section 502(a) of ERISA. The notice shall also include the following statement,

“You and the Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

If a decision is not given to the Claimant within the review period, the claim is treated as if it were denied on the last day of the review period.

The request for review must be filed within 90 days after the denial. If it is not, the denial becomes final. If a timely request is made, the reviewing fiduciary must make its decision, under normal circumstances, within 60 days of the receipt of the request for review. However, if the reviewing fiduciary notifies the Claimant prior to the expiration of the initial review period, it may extend the period of review up to 120 days following the initial receipt of the request for a review. The written notice must indicate the circumstances necessitating the extension and the anticipated date for the final decision. All decisions of the reviewing fiduciary must be in writing and must include the specific reasons for its action, the Plan provisions on which its decision is based, and a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits, and a statement of the Claimant’s right to bring an action under section 502(a) of ERISA. If a decision is not given to the Claimant within the review period, the claim is treated as if it were denied on the last day of the review period.

ARTICLE VI

IN-SERVICE DISTRIBUTIONS AND LOANS

6.01 In-Service Financial Hardship Distributions.

(a) General. Prior to his Separation From Service, a Participant or former Participant is entitled to receive a distribution from his Salary Deferral Contribution Account (except for income credited to his Salary Deferred Contribution Account), his Catch-up Salary Deferral Contribution Account (except for income credited to his Catchup Salary Deferral Contribution Account), and his Rollover Account in the event of an immediate and heavy financial need incurred by the Participant or former Participant and the Committee’s determination that the withdrawal is necessary to alleviate that hardship.

(b) Permitted Reasons for Financial Hardship Withdrawals. A distribution shall be made on account of financial hardship only if the distribution is for: (1) expenses for medical care described in section 213(d) of the Code previously incurred by the Participant, the Participant’s Spouse, or any dependents of the Participant (as defined in section 152 of the Code) or necessary for those persons to obtain medical care described in section 213(d) of the Code and not reimbursed or reimbursable by insurance; (2) costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments); (3) payment of tuition and related educational fees, and room and board expenses, for the next twelve months of post-secondary education for the Participant or the Participant’s Spouse, children, or dependents (as defined in section 152 of the Code without regard to section 152(b)(1), 152(b)(2) or 152(d)(1)(B) of the Code); (4) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence; (5) payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in section 152 of the Code without regard to section 152(d)(1)(B)); or (6) payments for expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of the adjusted gross income.

(c) Amount. A distribution to satisfy an immediate and heavy financial need shall not be made in excess of the amount of the immediate and heavy financial need of the Participant or former Participant and the Participant or former Participant must have obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Employer. The amount of a Participant’s or former Participant’s immediate and heavy financial need includes any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the financial hardship distribution.

(d) Suspension of Participation in Certain Benefit Programs. The Participant’s or former Participant’s hardship distribution shall terminate his right to have the Employer make any Salary Deferral Contributions on his behalf until the next time Salary Deferral Contributions are permitted after (1) the lapse of six months after he receives a hardship distribution, and (2) his timely filing of a written request to resume his Salary Deferral Contributions. In addition, for six (6) months after he receives a hardship distribution from the Plan, the Participant or former Participant is prohibited from making elective contributions and employee contributions to or under all other qualified and nonqualified plans of deferred compensation maintained by the Employer. However, the Participant or former Participant is not prohibited from making contributions to a health or welfare benefit plan, including one that is part of a cafeteria plan within the meaning of section 125 of the Code.

(e) Order of Withdrawals. Financial hardship distributions will be made in the following order: First withdrawals will be made from the Participant’s or former Participant’s Rollover Account, then from his Salary Deferral Contribution Account, and finally, from his Catch-up Salary Deferral Contribution Account. A Participant or former Participant shall not be entitled to receive a financial hardship distribution of any amount credited to his QNEC Account, or of any income that is allocable or credited to his Salary Deferral Contribution Account or Catch-up Salary Deferral Contribution Account.

(f) Method of Payment. Distributions pursuant to this Section 6.01 will be paid in lump sums in cash.

6.02 In-Service Age 59 1/2 Distributions. Prior to his Separation From Service, a Participant or former Participant may withdraw part or all of his Nonforfeitable Interest in his Account balances on or after the date that he attains, age 59 1/2. Distributions pursuant to this Section 6.02 will be paid in lump sums in cash or in shares of Company Stock.

6.03 Loans. The Committee may direct the Trustee to make a loan to a Participant or former Participant who is an Employee, or to a Beneficiary who is a “party in interest” within the meaning of ERISA. The Committee will be responsible for administering the Plan loan program. The Committee is authorized to adopt Plan loan procedures. All loans will comply with the following requirements:

(a) All loans will be made solely from the Participant’s, former Participant’s, or Beneficiary’s Account.

(b) Loans will be available on a nondiscriminatory basis to all Beneficiaries who are “parties in interest” within the meaning of ERISA, and to all Participants and former Participants who are Employees.

(c) Loans will not be made for less than $1,000.00.

(d) The maximum amount of a loan may not exceed the lesser of (1) $50,000.00 reduced by the person’s highest outstanding loan balance from the Plan during the preceding one-year period, or (2) one-half of the person’s Nonforfeitable Interest in his Account balance determined as of the date on which the loan is approved by the Committee.

(e) Any loan from the Plan will be evidenced by a note or notes (signed by the person applying for the loan) having such maturity, bearing such rate of interest, and containing such other terms as the Committee will require by uniform and nondiscriminatory rules consistent with this Section and proper lending practices.

(f) All loans will bear a reasonable rate of interest which will be established by the Committee.

(g) Each loan will be fully secured by a pledge of the borrowing person’s Account balance. No more than 50 percent of the person’s Account balance (determined immediately after the origination of the loan) will be considered as security for any loan.

(h) Generally, the term of the loan will not be more than five years. The Committee may agree to a longer term only if such term is otherwise reasonable and the proceeds of the loan are to be used to acquire a dwelling which will be used within a reasonable time (determined at the time the loan is made) as the principal residence of the borrowing person.

(i) The terms of each Plan loan agreement will require substantially level amortization of the loan (with payments not less frequently than quarterly) over the term of the loan. However, the level amortization requirement will not apply for a period, not longer than one year (or such longer period as may apply under the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”)) that an eligible borrower is on a bona fide leave of absence, either without pay from the Employer or at a rate of pay (after income and employment tax withholding) that is less than the amount of the installment payments required under the terms of the loan. However, the loan (including interest that accrues during the leave of absence) must be repaid by the five-

year loan maturity deadline specified in paragraph (h) above (unless the loan was a home loan described in paragraph (h) above), and the amount of the installments due after the leave ends (or, if earlier, after the first anniversary of the leave or such longer period as may apply under USERRA) must not be less than the amount required under the terms of the original loan. Loan repayments shall be suspended under the Plan, as permitted under section 414(u)(4) of the Code. Any loan that is suspended pursuant to section 414(u)(4) of the Code must be repaid in full (including interest that accrues during the period of military service) by the end of the period equal to the original term of the loan plus the period of such military service.

(j) No amount that is pledged as collateral for a Plan loan to a Participant or former Participant will be available for distribution or withdrawal before the Participant or former Participant has fully repaid his loan.

(k) All interest payments made pursuant to the terms of the loan agreement will be credited to the borrowing person’s Account and will not be considered as general earnings of the Trust to be allocated to other Participants or former Participants.

(l) A Participant or former Participant may have no more than one Plan loan outstanding at any time.

ARTICLE VII

VESTING

A Participant or former Participant always has a fully Nonforfeitable Interest in amounts credited to his Salary Deferral Contribution Account, his Catch-up Salary Deferral Contribution Account, his QNEC Account and his Rollover Account. A Participant or former Participant has a fully Nonforfeitable Interest in amounts credited to his Basic Matching Contribution Account, his Supplemental Matching Contribution Account and his Supplemental Contribution Account when he (a) attains his Normal Retirement Age on or prior to his Separation From Service, (b) incurs a Separation From Service due to death or (c) incurs a Separation From Service due to Disability. Prior to the occurrence of any of the three events listed in the preceding sentence, a Participant or former Participant has a Nonforfeitable Interest in amounts credited to his Basic Matching Contribution Account, his Supplemental Matching Contribution Account and his Supplemental Contribution Account determined in accordance with the following vesting schedule:

Years of Vesting Service	Nonforfeitable Interest

Less than one year	0 percent

One but less than two	20 percent

Two but less than three	40 percent

Three but less than four	60 percent

Four but less than five	80 percent

Five or more	100 percent

Except as specified in this Article, subject to the possible application of Section 13.06 or Section B.2.3 of Appendix B, a Participant or former Participant has no Nonforfeitable Interest in amounts credited to his Basic Matching Contribution Account, Supplemental Matching Contribution Account or Supplemental Contribution Account. To the extent that a Participant or former Participant does not have a Nonforfeitable Interest in amounts credited to his Basic Matching Contribution Account, Supplemental Matching Contribution Account or Supplemental Contribution Account, he has a Forfeitable Interest in amounts credited to such accounts.

ARTICLE VIII

ELIGIBILITY SERVICE AND VESTING SERVICE

8.01 Eligibility Service. For the purpose of determining eligibility to participate in the Plan, an Employee will earn one year of Eligibility Service at the end of a Computation Period if he completes 1,000 Hours of Employment during such Computation Period. The Computation Period is merely a measurement period during which an Employee must earn 1,000 Hours of Employment in order to be credited with one year of Eligibility Service. Initially, an Employee’s Computation Period is the 12-month period commencing on the date on which he first completes an Hour of Employment. If the Employee does not complete 1,000 Hours of Employment during the 12-month period commencing on the date on which he first completes an Hour of Employment, his Computation Period shall then shift to the Plan Year in which occurs the first anniversary of the date on which he first completes an Hour of Employment. Thereafter, the Employee’s Computation Periods shall be succeeding Plan Years.

8.02 Vesting Service. For purposes of determining an Employee’s Nonforfeitable Interest in his Account balance, an Employee shall receive credit for Vesting Service commencing on the date the Employee first performs an Hour of Service and ending on his Severance From Service Date. If an Employee Severs Service he shall recommence earning Vesting Service when he again performs an Hour of Service. If an Employee performs an Hour of Service within 12 months after he Severs Service, the intervening Period of Severance shall be counted as a Period of Service for vesting purposes. Subject to Section 8.03, when determining an Employee’s Vesting Service, all Periods of Service, whether or not completed consecutively, shall be aggregated. In aggregating Vesting Service, 365 days of Vesting Service shall be counted as one year of Vesting Service. No fractional years shall be counted for purposes of vesting.

8.03 Disregard of Certain Service. If an Employee incurs a Separation From Service at a time when he does not have a Nonforfeitable Interest in a portion of his Account balance and his Period of Severance continues for a continuous period of five years or more, the Period of Service completed by the Employee before the Period of Severance shall not be taken into account for Vesting Service purposes if his Period of Severance equals or exceeds his Period of Service, whether or not consecutive, completed before the Period of Severance.

8.04 Special Rules for Maternity or Paternity Absences. Except as specified below, the period of time between (a) the first anniversary of the first day of a Maternity or Paternity Absence of an Employee and (b) the second anniversary of the first day of the absence shall not be counted as a Period of Severance or as Vesting Service. However, if the Employee returns to active employment with an Affiliated Employer prior to the expiration of twelve months following the earlier of (a) the date of his Separation From Service or (b) the second anniversary of the first day of his Maternity or Paternity Absence, he shall be granted Vesting Service for the entire period of his Maternity or Paternity Absence,

8.05 Definition of Hour of Employment.

(a) General Rule.

Except as specified in paragraphs (b) and (c) of this Section 8.05, an Hour of Employment for purposes of the Plan shall be each hour (1) for which an Employee is either directly or indirectly paid or entitled to payment by the Affiliated Employer for the performance of duties; (2) for which an Employee is either directly or indirectly paid or entitled to payment by the Affiliated Employer on account of a period of time during which no duties are performed (whether or not the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence; or (3) for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Affiliated Employer.

(b) No Double Counting of Service.

The same Hours of Employment shall not be credited more than once under clauses (1), (2) and (3) of paragraph (a) of this Section 8.05.

(c) Limit on Hours of Employment Credited When No Services Performed.

The rules set forth in this paragraph (c) of this Section 8.05 apply solely for purposes of clause (2) of paragraph (a) of this Section 8.05.

•

No more than 501 Hours of Employment shall be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single Computation Period).

•

Hours of Employment shall not be credited if payment therefor is made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, or unemployment compensation or disability insurance laws.

•	Hours of Employment shall not be credited for a payment which solely reimburses an Employee for medical or medically-related expenses incurred by the Employee.

•

The number of Hours of Employment to be credited with respect to a payment which is made or due on account of a period during which an Employee performs no duties shall be determined with reference to whether or not a payment is calculated on the basis of units of time.

•

Subject to the limitations specified in this Section 8.05, with respect to such a payment made or due which is calculated on the basis of units of time, the number of Hours of Employment to be credited shall be the number of regularly scheduled hours included in the units of time on the basis of which payment is calculated.

•

With respect to a payment made or due which is not calculated on the basis of units of time, the number of Hours of Employment to be credited shall be equal to the amount of the payment divided by the Employee’s most recent hourly rate of compensation before the period during which no duties are performed. For purposes of the preceding sentence, (a) if an Employee’s compensation is determined on the basis of an hourly rate, such hourly rate shall be the Employee’s most recent hourly rate of compensation, (b) if an Employee’s compensation is determined on the basis of a fixed rate for specified periods of time other than hours, the Employee’s hourly rate of compensation shall be the Employee’s most recent rate of compensation for a specified period of time divided by the number of hours regularly scheduled for the performance of duties during such period of time and (c) if an Employee’s compensation is not determined on the basis of a fixed rate for specified periods of time, then the Employee’s hourly rate of compensation shall be the lowest hourly rate of compensation paid to employees in the same job classification as that of the Employee or, if no employees in the same job classification have the same hourly rate, the minimum wage as established from time to time under section 6(a)(1) of the Fair Labor Standards Act of 1938, as amended.

•

Notwithstanding the above, an Employee shall not be credited on account of a period during which no duties are performed with a number of Hours of Employment which is greater than the number of hours regularly scheduled for the performance of duties during such period.

•

For purposes of this paragraph, an Employee without a regular work schedule shall be deemed to regularly work a 40-hour week, eight-hour day, or such other representative period (determined by the Committee and announced to employees) which reflects the average hours worked by the employee, or by other employees in the same job classification, provided the method used to calculate the average number of hours worked during such period is consistently applied with respect to all Employees within the same reasonably defined job classifications.

(d) Computation Period to Which Hours of Employment are to be Credited.

Except as otherwise provided below, Hours of Employment shall be credited to the Computation Period(s) in which duties are performed. The following rules apply with respect to Hours of Employment for which an Employee is either directly or indirectly paid or entitled to payment by an Employer on account of a period of time during which no duties are performed:

•

Hours of Employment that are credited to the Employee on account of a payment which is calculated on the basis of units of time shall be credited to the Computation Period or Computation Periods in which the period during which no duties are performed occurs, beginning with the first unit of time to which the payment relates.

•

Hours of Employment that are credited to an Employee by reason of a payment which is not calculated on the basis of units of time shall be credited to the Computation Period in which the period during which no duties are performed occurs, or if the period during which no duties are performed extends beyond one Computation Period, such Hours of Employment shall be allocated between not more than the first two Computation Periods on any reasonable basis that is consistently applied with respect to all employees within the same reasonably defined job classifications.

•

Hours of Employment for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer shall be credited to the computation period or periods to which the award or agreement for back pay pertains, rather than to the Computation Period in which the award, agreement or payment is made.

•

If Hours of Employment are to be credited to an Employee in connection with a period of no more than 31 days which extends beyond one Computation Period, all such hours may be credited to the first or second Computation Period provided all Employees within the same reasonably defined job classifications are consistently treated similarly.

8.06 Service Credit Required by Federal Law. An Employee will be granted credit for Eligibility Service and Vesting Service for time he is not actively performing services for an Affiliated Employer to the extent required under federal law. An Employee will be granted credit for Eligibility Service and Vesting Service for services performed for a predecessor employer to the extent required by section 414(a) of the Code and Regulations issued thereunder.

8.07 Credit for Service With Ellsworth Associates, Inc. An Employee who was a participant in the Ellsworth Associates, Inc. 401(k) Plan shall be granted credit for Vesting Service for his service earned under the Ellsworth Associates, Inc. 401(k) Plan.

8.08 Employment Records Conclusive. The employment records of the Employer shall be conclusive for all determinations of Eligibility Service and Vesting Service.

ARTICLE IX

FORFEITURES AND RESTORATIONS

9.01 Forfeiture on Termination of Participation.

(a) If as a result of his Separation From Service a Participant or former Participant receives (or is deemed to receive under Section 5.07) a distribution of his entire Nonforfeitable Interest in his Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account not later than the end of the second Plan Year following the Plan Year in which his Separation From Service occurs, the remaining amounts credited to his Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account will be immediately forfeited upon the distribution.

(b) If a Participant’s or former Participant’s Forfeitable Interest is not forfeited pursuant to Section 9.01(a), his Forfeitable Interest in amounts credited to his Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account will be permanently forfeited (with no right of reinstatement under Section 9.02) on the later of the date of his Separation From Service or the date on which he has incurred a Period of Severance of five consecutive years.

9.02 Restoration of Forfeited Amounts. If an Employee who forfeited any portion of amount credited to his Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account pursuant to the provisions of Section 9.01(a) subsequently performs an Hour of Service and is employed in a classification of employees that is eligible to participate in the Plan (determined under Article II), then the following provisions shall apply:

(a) Repayment Requirement. The Employee’s Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account balances shall be restored if he repays to the Trustee the full amount of any distribution from his Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account with respect to which the forfeiture arose prior to the earlier of (1) the date on which he incurs a Period of Severance of five years commencing after his distribution, or (2) the fifth anniversary of the first date on which the Participant subsequently performs his first Hour of Service after his Separation From Service. A person who is deemed to have received a distribution under Section 6.02 (because he had no Nonforfeitable Interest in amounts credited to his Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account) will be deemed to have repaid amounts credited to his Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account upon his reemployment if he is reemployed before the earlier of the dates specified in clauses (1) and (2) in the preceding sentence. An Employee who does not resume employment in a classification of employees that is eligible to participate in the Plan (determined under Article II) prior to the repayment deadline specified above shall not have his Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account balances restored.

(b) Amount Restored The amount to be restored under the preceding provisions of this Section 9.02 shall be the dollar value of the Participant’s Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account balances, both the amount distributed and the amount forfeited. The Participant’s Basic Matching Contribution Account, Supplemental Matching Contribution Account and Supplemental Contribution Account balances shall be restored as soon as administratively practicable after the later of the date the Participant first performs an Hour of Service after his Separation From Service or the date on which any required repayment is completed. No distribution shall be made to a Participant as a result of a prior Separation From Service after the restoration of such account balances has been effectuated.

(c) No Other Basis for Restoration. Except as otherwise provided above, a Participant’s or former Participant’s Account balance shall not be restored after it has been forfeited pursuant to Section 9.01.

9.03 Forfeitures by Lost Participants or Beneficiaries. If a person who is entitled to a distribution cannot be located during a reasonable search after the Trustee has initially attempted making payment, his Account balance shall be forfeited. However, if at any time prior to the termination of the Plan and the complete distribution of the Trust Fund, the missing former Participant or Beneficiary files a claim with the Committee for the forfeited Account balance, that Account balance shall be reinstated (without adjustment for income and losses during the forfeited period) effective as of the date of the receipt of the claim.

ARTICLE X

INVESTMENT ELECTIONS

10.01 Investment Funds Established. It is contemplated that the assets of the Plan shall be invested in such categories of assets as may be determined from time to time by the Committee and announced and made available on an equal basis to all Participants or former Participants. In accordance with procedures established by the Committee, a Participant or former Participant may designate the percentage of his Basic Matching Contribution Account, Supplemental Matching Contribution Account, QNEC Account, Rollover Contribution Account and Salary Deferral Contribution Account to be invested in each investment fund available under the Plan.

10.02 Election Procedures Established. The Committee shall, from time to time, establish rules to be applied in a nondiscriminatory manner as to all matters relating to the administration of the investment of funds including, but not limited to, the following:

(a) the percentage of a Participant’s or former Participant’s Account as it exists, from time to time, that may be transferred from one fund to another and the limitations based on amounts, percentages, time, or frequency, if any, on such transfers;

(b) the percentage of a Participant’s or former Participant’s future contributions, when allocated to his Account, that may be invested in any one or more funds and the limitations based upon amounts, percentages, time, or frequency, if any, on such investments in various funds;

(c) the procedures for making investment elections and changing existing investment elections;

(d) the period of notice required for making investment elections and changing existing investment elections;

(e) the handling of income and change of value in funds when funds are in the process of being transferred between investment funds and to investment funds; and

(f) all other matters necessary to permit the orderly operation of investment funds within the Plan.

When the Committee changes any previous applicable rule, it shall state the effective time of the change and the procedures for complying with any such change. Any change shall remain effective until such date as stated in the change, or if none is stated, then until revoked or changed in a like manner.

ARTICLE XI

INVESTMENTS IN COMPANY STOCK

11.01 Voting of Company Stock. Each Participant, former Participant and Beneficiary with an interest in Company Stock held in the Trust shall have the right to direct the manner in which the Trustee is to vote the number of shares of the Company Stock reflecting such Participant’s or former Participant’s or Beneficiary’s proportional interest in the Company Stock held in the Trust (both vested and unvested). Directions from a Participant, former Participant or Beneficiary to the Trustee concerning the voting of the Company Stock shall be communicated in writing, or by mailgram or similar means to the Trustee or to its designated agent. These individual directions shall be held in confidence and shall not be divulged to the Employer, or any officer or employee thereof, or any other person. Upon its receipt of the directions the Trustee shall vote the shares of the Company Stock held in the Trust as directed by the Participant, former Participant or Beneficiary. The Trustee shall vote shares of the Company Stock reflecting the Participant’s, former Participant’s or Beneficiary’s proportional interest in the Company Stock held in the Trust (both vested and unvested) for which it has received no directions from him in the same proportion as it votes those shares for which it received voting directions from Participants, former Participants and Beneficiaries. The Trustee shall vote shares of the Company Stock not credited to Participants’, former Participants’ or Beneficiaries’ accounts for which it received voting directions from Participants, former Participants or Beneficiaries.

11.02 Tender Offers. Each Participant, former Participant and Beneficiary shall have the right to direct the Trustee to tender or not to tender some or all of the shares of the Company Stock reflecting his proportional interest in the Company Stock held in the Trust (both vested and unvested). Directions from a Participant, former Participant or Beneficiary to the Trustee concerning the tender of the Company Stock shall be communicated in writing, or by mailgram or such similar means as is agreed upon by the Trustee or its agent and the Sponsor. These directions shall be held in confidence and shall not be divulged to the Employer, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s or its agent’s services. Upon its receipt of the directions, the Trustee shall tender or not tender shares of Company Stock as directed by the Participant, former Participant or Beneficiary. To the extent that Participants, former Participants and Beneficiaries fail to affirmatively direct the Trustee or fail to issue valid directions to the Trustee to tender shares of the Company Stock credited to their accounts, they will be deemed to have instructed the Trustee not to tender those shares. Accordingly, the Trustee shall not tender shares of Company Stock credited to a Participant’s, former Participant’s or Beneficiary’s accounts for which it has received no directions or invalid directions from him.

The Trustee shall tender that number of shares of the Company Stock not credited to Participants’, former Participants’ and Beneficiaries’ accounts which is determined by multiplying the total number of shares of the Company Stock not credited to Participants’, former Participants’ and Beneficiaries’ accounts by a fraction of which the numerator is the number of shares of the Company Stock credited to Participants’, former Participants’ and Beneficiaries’ accounts for which the Trustee has received valid directions from Participants, former Participants and Beneficiaries to tender (which directions have not been withdrawn as of the date of this determination) and of which the denominator is the total number of shares of the Company Stock credited to Participants’, former Participants’ and Beneficiaries’ accounts.

A Participant, former Participant, or Beneficiary who has directed the Trustee to tender some or all of the shares of the Company Stock credited to his accounts may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares. A Participant, former Participant or Beneficiary shall not be limited as to the number of directions to tender or withdraw that he may give to the Client Service Agent.

A direction by a Participant, former Participant or Beneficiary to tender shares of the Company Stock reflecting his proportional interest in the Company Stock held in the Trust shall not be considered a written election under the Plan by him to withdraw, or have distributed, any or all of his withdrawable shares. The proceeds from the tendered shares shall be credited to the Accounts of the Participants, former Participants and Beneficiaries in proportion to their interests in the tendered shares.

11.03 Shares Credited. For all purposes of this Article, the number of shares of the Company Stock deemed “credited” to a Participant’s, former Participant’s or Beneficiary’s accounts as of the relevant date (the record date or the date specified in the tender offer) shall be calculated by reference to the number of shares reflected on the books of the transfer agent as of the relevant date. In the case of a tender offer, the number of shares credited shall be determined as of a date as close as administratively feasible to the relevant date.

11.04 Conversion. All provisions in this Section XI shall also apply to any securities received as a result of a conversion of the Company Stock.

11.05 Authority to Invest in Company Stock. Up to 100 percent of the Plan’s assets may be invested in Company Stock.

ARTICLE XII

ADOPTION OF PLAN BY OTHER EMPLOYERS

12.01 Adoption Procedure. Any business organization may, with the approval of the Board, adopt the Plan by:

(a) a certified resolution or consent of the board of directors of the adopting Employer or an executed adoption instrument (approved by the board of directors of the adopting Employer) agreeing to be bound as an Employer by all the terms, conditions and limitations of the Plan except those, if any, specifically described in the adoption instrument; and

(b) providing all information required by the Committee and the Trustee.

12.02 No Joint Venture Implied. The document which evidences the adoption of the Plan by an Employer shall become a part of the Plan. However, neither the adoption of the Plan and the Trust by an Employer nor any act performed by it in relation to the Plan and the Trust shall ever create a joint venture or partnership relation between it and any other Employer.

12.03 All Trust Assets Available to Pay All Benefits. The Accounts of Participants and former Participants employed by the Employers that adopt the Plan shall be commingled for investment purposes. All assets in the Trust shall be available to pay benefits to all Participants and former Participants employed by any Employer.

12.04 Qualification a Condition Precedent to Adoption and Continued Participation. The adoption of the Plan and the Trust by a business organization is contingent upon and subject to the express condition precedent that the initial adoption meets all statutory and regulatory requirements for qualification of the Plan and the exemption of the Trust that are applicable to it and that the Plan and Trust continue in operation to maintain their qualified and exempt status. In the event the adoption fails to initially qualify, the adoption shall fail retroactively for failure to meet the condition precedent and the portion of the Trust assets applicable to the adoption shall be immediately returned to the adopting business organization and the adoption shall be void ab initio. In the event the adoption as to a given business organization later becomes disqualified and loses its exemption for any reason, the adoption shall fail retroactively for failure to meet the condition precedent and the portion of the Trust assets allocable to the adoption by that business organization shall be immediately spun off, retroactively as of the last date for which the Plan qualified, to a separate trust for its sole benefit and an identical but separate Plan shall be created, retroactively effective as of the last date the Plan as adopted by that business organization qualified, for the benefit of the Participants and former Participants covered by that adoption.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.01 Right to Amend and Limitations Thereon. The Sponsor has the sole right to amend the Plan. An amendment may be made by a resolution of the Board, a resolution of the Compensation Committee of the Board, or by an instrument in writing executed by an authorized officer of the Sponsor. The amendment must describe the nature of the amendment and its effective date. No amendment shall:

(a) vest in an Employer any interest in the Trust;

(b) cause or permit the Trust assets to be diverted to any purpose other than the exclusive benefit of the present or future Participants, former Participants and their Beneficiaries except under the circumstances described in Section 3.12;

(c) decrease the Account of any Participant or former Participant, or eliminate an optional form of payment in violation of section 411(d)(6) of the Code;

(d) increase substantially the duties or liabilities of the Trustee without its written consent; or

(e) change the vesting schedule to one which would result in the Participant’s or former Participant’s Nonforfeitable Interest in amounts credited to his Account (determined as of the later of the date of the adoption of the amendment or of the effective date of the amendment) being less than his Nonforfeitable Interest computed under the Plan without regard to the amendment. If the Plan’s vesting schedule is amended, if the Plan is amended in any other way that affects the computation of the Participant’s or former Participant’s Nonforfeitable Interest, or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant or former Participant who has earned at least three years of Vesting Service as of the date of the amendment or change shall have his Nonforfeitable Interest computed under the Plan without regard to the amendment or the change if that results in a higher Nonforfeitable Interest.

Each Employer shall be deemed to have adopted any amendment made by the Sponsor unless the Employer notifies the Committee of its rejection in writing within 30 days after it receives a copy of the amendment. A rejection shall constitute a withdrawal from the Plan by that Employer unless the Sponsor acquiesces to the rejection.

13.02 Mandatory Amendments. The Contributions of each Employer to the Plan are intended to be:

(a) deductible under the applicable provisions of the Code;

(b) except as otherwise prescribed by applicable law, exempt from the Federal Social Security Act;

(c) except as otherwise prescribed by applicable law, exempt from withholding under the Code; and

(d) excludable from any Employee’s regular rate of pay, as that term is defined under the Fair Labor Standards Act of 1938, as amended.

The Sponsor shall make any amendment necessary to carry out this intention, and it may be made retroactively.

13.03 Withdrawal of Employer Upon its Rejection of an Amendment. An Employer may withdraw from the Plan and the Trust if the Sponsor does not acquiesce in the Employer’s rejection of an amendment or by giving written notice of its intent to withdraw to the Committee. The Committee shall then determine the portion of the Trust assets that is attributable to the Participants and former Participants employed by the withdrawing Employer and shall notify the Trustee to segregate and transfer those assets to the successor trustee when it receives a designation of the successor from the withdrawing Employer.

The determination of the Committee, in its sole discretion, of the portion of the Trust assets that is attributable to the Participants and former Participants employed by the withdrawing Employer shall be final and binding upon all parties; and, the Trustee’s transfer of those assets to the designated successor Trustee shall relieve the Trustee of any further obligation, liability or duty to the withdrawing Employer, the Participants and former Participants employed by that Employer and their Beneficiaries, and the successor trustee.

13.04 Termination of Participation in the Plan. An Employer may terminate its participation in the Plan by executing and delivering to the Sponsor a notice of termination of participation which specifies the date of the termination of participation.

13.05 Termination of Plan. The Sponsor may completely terminate the Plan and the Trust with respect to all Employers by executing and delivering to the Committee and the Trustee, a notice of termination which specifies the date of termination.

13.06 Partial or Complete Termination or Complete Discontinuance of Contributions. Without regard to any other provision of the Plan, if there is a partial or total termination of the Plan or there is a complete discontinuance of the Employer’s Contributions, each of the affected Participants and former Participants shall immediately have a 100 percent Nonforfeitable Interest in his Account as of the end of the last Plan Year for which a substantial Employer Contribution was made and in any amounts later allocated to his Account. If the Employer then resumes making substantial Contributions at any time, the appropriate vesting schedule shall again apply to all amounts allocated to each affected Participant’s and former Participant’s Account beginning with the Plan Year for which they were resumed.

ARTICLE XIV

MISCELLANEOUS

14.01 Plan Not an Employment Contract. The maintenance of the Plan and the Trust is not a contract between any Employer and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Employer to discharge any Employee at any time or to interfere with the Employee’s right to terminate his employment at any time.

14.02 Benefits Provided Solely from Trust. All benefits payable under the Plan shall be paid or provided for solely from the Trust. No Employer assumes any liability or responsibility to pay any benefit provided by the Plan.

14.03 Assignments Prohibited. No principal or income payable or to become payable from the Trust shall be subject to anticipation or assignment by a Participant, former Participant or Beneficiary to attachment by, interference with, or control of any creditor of a Participant, former Participant or Beneficiary; or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant, former Participant or Beneficiary prior to its actual receipt by the Participant, former Participant or Beneficiary. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the Trust, any part of it, or any interest in it by a Participant, former Participant or Beneficiary prior to distribution shall be void, whether that conveyance, transfer, assignment, mortgage, pledge, or encumbrance is intended to take place or become effective before or after any distribution of Trust assets or the termination of the Trust itself. The Trustee shall never under any circumstances be required to recognize any conveyance, transfer, assignment, mortgage, pledge or encumbrance by a Participant, former Participant or Beneficiary of the Trust, any part of it, or any interest in it, or to pay any money or thing of value to any creditor or assignee of a Participant, former Participant or Beneficiary for any cause whatsoever. These prohibitions against the alienation of a Participant’s or former Participant’s Account shall not apply to a QDRO or to a voluntary revocable assignment of benefits not in excess of ten percent of the amount of any payment from the Plan if such assignment complies with Regulations issued under section 401(a)(13) of the Code. Further, effective for judgments, orders and decrees issued, and settlement agreements entered into, on or after August 5, 1997, these prohibitions shall not apply to any offset of a Participant’s or former Participant’s benefit under the Plan against an amount that the Participant or former Participant is ordered or required to pay to the Plan if (a) the order or requirement to pay (1) arises under a judgment of conviction for a crime involving the Plan, (2) arises under a civil judgment (including a consent order or decree) entered by a court in an action brought in connection with a violation or an alleged violation of part 4 of subtitle B of title I of ERISA, or (3) is pursuant to a settlement agreement between the Secretary of Labor and the Participant or former Participant in connection with an alleged violation of part 4 of subtitle B of title I of ERISA by a fiduciary or any other person and (b) the judgment, order, decree or settlement agreement expressly provides for the offset of all or a part of the amount ordered or required to be paid to the Plan against the Participant’s or former Participant’s benefits provided under the Plan.

14.04 Requirements Upon Merger or Consolidation of Plans. The Plan shall not merge or consolidate with or transfer any assets or liabilities to any other plan unless each Participant and former Participant would receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

14.05 Gender of Words Used. If the context requires it, words of one gender when used in the Plan shall include the other gender, and words used in the singular or plural shall include the other.

14.06 Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

14.07 Leave for Qualified Military Service. The requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994 will be complied with in the operation of the Plan in the manner permitted under section 414(u) of the Code. Notwithstanding any other provision of the Plan, Contributions, Eligibility Service and Vesting Service with respect to a person who has engaged in qualified military service will be provided in accordance with section 414(u) of the Code. Notwithstanding any other provision of the Plan, in compliance with the Heroes Earnings Assistance and Relief Tax Act of 2008, effective January 1, 2007, if a Participant dies while performing qualified military service, as that term is defined under section 414(u) of the Code, to the extent required under section 401(a)(37) of the Code, the Participant’s Beneficiary is entitled to any additional benefits provided under the Plan had the Participant resumed and then terminated employment on account of death.

14.08 Limitations on Legal Actions. No person may bring an action pertaining to the Plan or the Trust until he has exhausted his administrative claims and appeal remedies identified in Sections 5.11 and 5.12. Further, no person may bring an action pertaining to a claim for benefits under the Plan or the Trust following 180 days after the Committee’s final denial of his claim for benefits.

14.09 Governing Law. The provisions of the Plan shall be construed, administered, and governed under the laws of the United States unless the specific matter in question is governed by state law in which event the laws of the State of Texas shall apply.

IN WITNESS WHEREOF, Furmanite Corporation has caused this Agreement to be executed this 18th day of January, 2012, in multiple counterparts, each of which shall be deemed to be an original, to be effective the 1st day of February, 2012, except for those provisions which have an earlier effective date provided by law, or as otherwise provided under applicable provisions of the Plan.

FURMANITE CORPORATION

By:	/s/ ROBERT S. MUFF
Robert S. Muff Principal Financial Officer

APPENDIX A

LIMITATIONS ON CONTRIBUTIONS AND ALLOCATIONS

PART A.1     Definitions

Definitions. As used herein the following words and phrases have the meaning attributed to them below:

A.1.1 “Actual Contribution Percentage” or “ACP” means, for a specified group of Employees for a Plan Year, the average of the ratios (calculated separately for each Employee in the group) of the amount of Section 401(m) Contributions actually paid into the Trust on behalf of the Employee for the Plan Year to the Employee’s Annual Compensation for the Plan Year.

A.1.2 “Actual Contribution Ratio” or ACR” means the ratio of Section 401(m) Contributions actually paid into the Trust on behalf of an Employee for a Plan Year to the Employee’s Annual Compensation for the same Plan Year. For this purpose, Annual Compensation for any portion of the Plan Year in which the Employee was not an eligible Employee (as defined in Section A.2.4) will not be taken into account. An Employee’s ACR will be calculated to the nearest hundredth of a percentage point.

A.1.3 “Actual Deferral Percentage” or ADP” means, for a specified group of Employees for a Plan Year, the average of the ratios (calculated separately for each Employee in the group) of the amount of Section 401(k) Contributions actually paid into the Trust on behalf of the Employee for the Plan Year to the Employee’s Annual Compensation for the Plan Year.

A.1.4 “Actual Deferral Ratio” or “ADR” means the ratio of Section 401(k) Contributions actually paid into the Trust on behalf of an Employee for a Plan Year to the Employee’s Annual Compensation for the same Plan Year. For this purpose, Annual Compensation for any portion of the Plan Year in which the Employee was not an eligible Employee (as defined in Section. A.2.3) will not be taken into account. An Employee’s ADR will be calculated to the nearest hundredth of a percentage point.

A.1.5 “Annual Additions” means the sum of the following amounts credited on behalf of a Participant for the Limitation Year: (a) Employer contributions excluding Catch-up Salary Deferral Contributions and including Salary Deferral Contributions, (b) Employee after- tax contributions, and (c) forfeitures. For this purpose, Employee contributions are determined without regard to any rollover contributions (as defined in sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3) and 457(e)(16) of the Code without regard to employee contributions to a simplified employee pension which are excludable from gross income under section 408(k)(6) of the Code). Excess 401(k) Contributions for a Plan Year are treated as Annual Additions for that Plan Year even if they are corrected through distribution. Excess Deferrals that are timely distributed as set forth in Section A.3.1 will not be treated as Annual Additions.

A.1.6 “Excess Aggregate 401(m) Contributions” means, with respect to any Plan Year, the excess of (a) the aggregate amount of Section 401(m) Contributions actually paid into the Trust on behalf of Highly Compensated Employees for the Plan Year over (b) the maximum amount of those contributions permitted under the limitations set out in the first sentence of Section A.2.4.

A.1.7 “Excess Amount” means the excess of the Annual Additions credited to the Participant’s Account for the Limitation Year over the Maximum Permissible Amount.

A.1.8 “Excess Deferrals” shall have the meaning specified in Section A.2.2.

A.1.9 “Excess 401(k) Contributions” means, with respect to any Plan Year, the excess of (a) the aggregate amount of Section 401(k) Contributions actually paid to the Trustee on behalf of Highly Compensated Employees for the Plan Year over (b) the maximum amount of those contributions permitted under the limitations set out in the first sentence of Section A.2.3.

A.1.10 “Limitation Year” means the Plan Year. All qualified plans maintained by any Affiliated Employer must use the same Limitation Year. If the Limitation Year is amended to a different 12-consecutive month period, the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made.

A.1.11 “Maximum Permissible Amount” means the lesser of (1) $40,000.00 as adjusted by the Secretary of Treasury for increases in the cost of living or (2) 100 percent of the Participant’s or former Participant’s Annual Compensation for the Limitation Year. The Annual Compensation limitation referred to in clauses (2) of the immediately preceding sentences shall not apply to any contribution for medical benefits (within the meaning of section 401(h) or section 419A(f)(2) of the Code) that is otherwise treated as an Annual Addition under section 415(1)(1) or section 419A(d)(2) of the Code. If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12-consecutive month period, the Maximum Permissible Amount shall not exceed the dollar limitation in effect under section 415(c)(1)(A) of the Code multiplied by a fraction, the numerator of which is the number of months in the short Limitation Year, and the denominator of which is 12.

A.1.12 “Section 401(k) Contributions” means the sum of Salary Deferral Contributions made on behalf of the Participant during the Plan Year, and QNECs that the Employer elects to have treated as section 401(k) Contributions pursuant to section 401(k)(3)(d)(ii) of the Code. Catch-up Salary Deferral Contributions, other than those that are characterized as Catch-Up Salary Deferral Contributions solely because they exceed the ADP test limitation, are not Section 401(k) Contributions.

A.1.13 “Section 401(m) Contributions” means the sum of Basic Matching Contributions, Supplemental Matching Contributions and after-tax contributions made on behalf of the Participant during the Plan Year and other amounts that the Employer elects to have treated as Section 401(m) Contributions pursuant to section 401(m)(3)(B) of the Code.

A.1.14 “Section 410(a)(1)(A) Minimum Age and Service Requirements” means the minimum age and service requirements of section 410(a)(1)(A) of the Code.

PART A.2     Limitations on Contributions

A.2.1 Limitations Based Upon Deductibility and the Maximum Allocation Permitted to a Participant’s Account. Notwithstanding any other provision of the Plan, no Employer shall make any contribution that would be a nondeductible contribution within the meaning of section 4972 of the Code or that would cause the limitation on allocations to each Participant’s Account under section 415 of the Code and Section A.4.1 to be exceeded.

A.2.2 Dollar Limitation Upon Salary Deferral Contributions. The maximum Salary Deferral Contribution that a Participant may elect to have made on his behalf during a calendar year may not, when added to his elective deferrals (as defined in Regulation section 1.402(g)- 1(b)) under other plans or arrangements which are both (1) described in sections 401(k), 403(b), 408(k) and 408(p)(2) of the Code and (2) maintained by the Employer or an Affiliated Employer, exceed the amount of the limitation in effect under section 402(g)(1) of the Code for the Participant’s taxable year beginning in such calendar year. To the extent that a Salary Deferral Contribution exceeds this limitation it shall be characterized as an “Excess Deferral.” Further, to the extent that a Participant, in accordance with procedures established by the Committee, allocates to the Plan any deferral (as defined in Regulation section 1.402(g)-1(b)) in excess of the Code section 402(g) limitation made under plan(s) of any entities unrelated to the Affiliated Employers by March 1 of the calendar year following the calendar year in which such excess deferrals were made, such amounts shall be characterized as an “Excess Deferral.” Any Basic Matching Contribution or Supplemental Matching Contribution, and earnings thereon, with respect to an Excess Deferral will be forfeited.

A.2.3 Limitation Based Upon Actual Deferral Percentage. The Actual Deferral Percentage for eligible Highly Compensated Employees for any Plan Year must bear a relationship to the Actual Deferral Percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:

(a) the Actual Deferral Percentage of the eligible Highly Compensated Employees is not more than the Actual Deferral Percentage of all other eligible Employees multiplied by 1.25; or

(b) the excess of the Actual Deferral Percentage of the eligible Highly Compensated Employees over that of all other eligible Employees is not more than two percentage points, and the Actual Deferral Percentage of the eligible Highly Compensated Employees is not more than the Actual Deferral Percentage of all other eligible Employees multiplied by two.

The Actual Deferral Percentage for a group of eligible Employees (either eligible NHCEs or eligible HCEs) is calculated to the nearest hundredth of a percentage point.

Eligible Employees. For purposes of this test an eligible Employee is an Employee who is directly or indirectly eligible to make Salary Deferral Contributions for all or part of the Plan Year. A person who is suspended from making Salary Deferral Contributions because he has made a withdrawal is an eligible Employee. If no Salary Deferral Contributions are made for an eligible Employee, the Actual Deferral Ratio that shall be included for him in determining the Actual Deferral Percentage is zero.

Aggregation of Cash or Deferred Arrangements. If the Plan and any other plan or plans which include cash or deferred arrangements are considered as one plan for purposes of section 401(a)(4) or 410(b) of the Code, the cash or deferred arrangements included in the Plan and the other plans shall be treated as one cash or deferred arrangement for purposes of this Section A.2.3. Except as specified below and in Regulations, a cash or deferred arrangement may not be permissively aggregated with the Plan if the cash or deferred arrangement and the Plan apply inconsistent testing methods. For example, another cash or deferred arrangement may not be aggregated with the Plan if the other cash or deferred arrangement applies the current year testing method.

Pursuant to section 401(k)(3)(A) of the Code the ADR of an HCE who is an eligible employee in more than one cash or deferred arrangement of Affiliated Employers is calculated by treating all contributions with respect to such employee as being made under the cash or deferred arrangement being tested. However, cash or deferred arrangements are not to be so aggregated if they are not permitted to be aggregated under § 1.401(k)-1(b)(4) (determined without regard to the rules prohibiting aggregation of cash or deferred arrangements with inconsistent testing methods set forth in Regulation section 1.401(k)-1(b)(iii)(B) and the rules prohibiting aggregation of plans with different plan years set forth in Regulation section 1.410(b)-7(d)(5)).

Disaggregation of Cash or Deferred Arrangements. A cash or deferred arrangement included in a plan (as defined in Regulation section 1.410(b)-7(b)) that is mandatorily disaggregated under the rules of section 410(b) of the Code (as modified by Regulation section 1.401(k)-1(b)(4), the cash or deferred arrangement must be disaggregated in a consistent manner. Restructuring under Regulation section 1.401(a)(4)-9(c) may not be used to demonstrate compliance with the requirements of section 401(k) of the Code.

Contributions That May Be Taken Into Account For The Actual Deferral Percentage Test. A Salary Deferral Contribution will be taken into account under the Actual Deferral Percentage test of section 401(k) of the Code and this Section for a Plan Year only if (i) it relates to Considered Compensation that either would have been received by the Employee in the Plan Year (but for the deferral election) or is attributable to services performed by the Employee in the Plan Year and would have been received by the Employee within two weeks after the close of the Plan Year (but for the deferral election). In addition, a Section 401(k) Contribution will be taken into account under the Actual Deferral Percentage test of section 401(k) of the Code and this Section for a Plan Year only if it is allocated to an Employee as of a date within that Plan Year. For this purpose a Section 401(k) Contribution is considered allocated as of a date within a Plan Year if the allocation is not contingent on participation or performance of services after such date and the Section 401(k) Contribution is actually paid to the Trust no later than 12 months after the Plan Year to which the Section 401(k) Contribution relates.

Contributions That May Not Be Taken Into Account For The Actual Deferral Percentage Test.

Catch-up Contributions. Catch-up Salary Deferral Contributions that exceed the maximum amount of Salary Deferral Contributions permitted by the Committee under Section 3.1 of the Plan or the limit under section 401(a)(30) of the Code or section 415(c) of the Code are not taken into account for ADP testing purposes.

Additional Elective Contributions For Qualified Military Service. Additional elective contributions made pursuant to section 414(u) of the Code by reason of an eligible employee’s qualified military service are not taken into account for ADP testing purposes.

QNECs That Are Disproportionate Contributions. QNECs for an NHCE for a Plan Year cannot be taken into account for ADP testing purposes to the extent that such contributions exceed the NHCE’s Annual Compensation multiplied by the greater of (1) five percent (5%) or (2) two times the Plan’s representative contribution rate. The Plan’s “representative contribution rate” is the lowest applicable contribution rate of any eligible NHCE among a group of eligible NHCEs that consists of half of all eligible NHCEs for the Plan Year or, if greater, the lowest applicable contribution rate of any eligible NHCE in the group of all eligible NHCEs for the Plan Year and who is employed by the Employer on the last day of the Plan Year. For purposes of determining the Plan’s representative contribution rate, the “applicable contribution rate” for an eligible NHCE is the QNECs made for the eligible NHCE for the Plan Year, divided by the eligible NHCE’s Annual Compensation for the same period.

Notwithstanding the prior paragraph, QNECs for an NHCE can be taken into account for the ADP test if they are made in connection with an Employer’s obligation to pay prevailing wages under the Davis-Bacon Act (46 Stat. 1494), Public Law 71-798, Service Contract Act of 1965 (79 Stat. 1965), Public Law 89-286, or similar legislation can be taken into account for a Plan Year to the extent such QNECs do not exceed ten percent (10%) of the NHCE’s Annual Compensation.

QNECs that are taken account under the ACP test must be disregarded for purposes of the ADP test and for purposes of determining the Plan’s representative contribution rate.

Excess Deferrals for NHCEs. Elective deferrals of an NHCE shall not be taken into account for purposes of the ADP test to the extent they are Excess Deferrals prohibited under section 401(a)(30) of the Code. To the extent the Excess Deferrals for NHCEs are not prohibited under section 401(a)(30) of the Code they will be taken into account for purposes of the ADP test even if they are distributed pursuant to Regulation section 1.402(g)-1(e).

Elective Contributions Used to Satisfy ACP Test. Except to the extent necessary to demonstrate satisfaction of the requirement of Regulation section 1.401(m)-2(a)(6)(i), elective contributions taken into account for the ACP test under Regulation section 1.401(m)-2(a)(6) may not be taken into account for the ADP test.

Contributions Only Used Once. QNECs cannot be taken into account for purposes of the ADP test to the extent they are taken into account for purposes of satisfying any other ADP test, any ACP test, or the requirements of Regulation section 1.401(k)-3, 1.401(m)-3 or 1.401(k)-4.

Special Testing Rule. If the section 410(b) test is applied by excluding Employees who have not attained the Section 410(a)(1)(A) Minimum Age and Service Requirements, then the Plan must either (1) be disaggregated into two separate plans for ADP testing purposes, one covering Employees who have not attained the Section 410(a)(1)(A) Minimum Age and Service Requirements, and the other covering Employees who have attained the Section 410(a)(1)(A) Minimum Age and Service Requirements, or (2) perform the ADP test by determining the ADP for all eligible HCEs for the applicable Plan Year and the ADP of eligible NHCEs for the applicable Plan Year disregarding all NHCEs who have not attained the Section 410(a)(1)(A) Minimum Age and Service Requirements.

Compliance With Code and Regulations. The ADP test for the Plan will be performed in compliance with the terms of the Plan, section 401(k)(3) of the Code and Regulation section 1.401(k)-2.

A.2.4 Limitation Based Upon Actual Contribution Percentage. The Actual Contribution Percentage for eligible Highly Compensated Employees for any Plan Year must bear a relationship to the Actual Contribution Percentage for all other eligible Employees for the preceding Plan Year which meets either of the following tests:

(a) the Actual Contribution Percentage for all other eligible Employees multiplied by 1.25; or

(b) the lesser of the Actual Contribution Percentage for all other eligible Employees multiplied by two, or the Actual Contribution Percentage for all other eligible Employees plus two percentage points.

The Actual Contribution Percentage for a group of eligible Employees (either eligible NHCEs or eligible HCEs) is calculated to the nearest hundredth of a percentage point.

Eligible Employees. For purposes of this test an eligible Employee is an Employee who is directly or indirectly eligible to receive an allocation of Basic Matching Contributions or Supplemental Matching Contributions for all or part of the Plan Year. Except as provided below, an Employee who would be eligible to receive an allocation of Matching Contributions but for his election not to participate is an eligible Employee. An Employee who would be eligible to receive an allocation of Matching Contributions but for the limitations on his Annual Additions imposed by section 415 of the Code is an eligible Employee. If no Section 401(m) Contributions are made on behalf of an eligible Employee the Actual Contribution Ratio that shall be included for him in determining the Contribution Percentage is zero.

Aggregation of Plans. If the Plan and any other plan or plans to which Section 401(m) Contributions are made are considered as one plan for purposes of section 401(a)(4) or 410(b) of the Code, the Plan and those plans are to be treated as one. The Actual Contribution Ratio of a Highly Compensated Employee who is eligible to participate in more than one plan of an Affiliated employer to which employee or matching contributions are made is calculated by treating all the plans in which the Employee is eligible to participate as one plan. However, plans that are not permitted to be aggregated under Regulation section 1.410(m)-1(b)(3)(ii) are not aggregated for this purpose. The Plan may not be permissively aggregated with another plan for ACP testing purposes if the other plan applies inconsistent testing methods. For example, the Plan may not be aggregated with a plan that applies the current year testing method.

Disaggregation of Plans. If employee contributions or matching contributions are included in a plan (as defined in Regulation section 1.410(b)-7(b)) that is mandatorily disaggregated under the rules of section 410(b) of the Code (as modified by Regulation section 1.401(m)-1(b)(4), the employee contributions and matching contributions under that plan must be disaggregated in a consistent manner. Restructuring under Regulation section 1.401(a)(4)- 9(c) may not be used to demonstrate compliance with the requirements of section 401(m) of the Code. The mandatory disaggregation rules relating to section 401(k) plans and section 401(m) plans set forth in Regulation section 1.410(b)-7(c)(1) and to ESOP and non-ESOP portions of a plan set forth in Regulation section 1.410(b)-7(c)(2) shall not apply for purposes of the ACP test.

Contributions That May Be Taken Into Account For ACP Test.

A Matching Contribution will be taken into account under this Section for a Plan Year only if (1) it is allocated to the Employee’s Account as of a date within the Plan Year, (2) it is paid to the Trust no later than the end of the 12-month period beginning after the close of the Plan Year, and (3) it is made on behalf of an Employee on account of his Salary Deferral Contributions or after-tax contributions for the Plan Year. At the election of the Employer, a Participant’s Salary Deferral Contributions, and QNECs made on behalf of the Participant during the Plan Year shall be treated as Section 401(m) Contributions that are Matching Contributions provided that the conditions set forth in Regulation section 1.401(m)-1(b)(5) are satisfied. Salary Deferral Contributions may not be treated as Matching Contributions for purposes of the contribution percentage test set forth in this Section unless such contributions, including those taken into account for purposes of the test set forth in this Section, satisfy the actual deferral percentage test set forth in Section A.2.3.

Contributions That May Not Be Taken Into Account for ACP Test

Additional Employee Contributions and Matching Contributions For Qualified Military Service.

Additional employee contributions and matching contributions made pursuant to section 414(u) of the Code by reason of an eligible employee’s qualified military service are not taken into account for ACP testing purposes.

Matching Contributions That Are Disproportionate Contributions.

Matching contributions for an NHCE for a Plan Year cannot be taken into account for ACP testing purposes to the extent that such contributions exceed the greatest of (1) 5% of the NHCE’s Annual Compensation, (2) two times the Plan’s representative matching rate and the NHCE’s elective deferrals and employee after-tax contributions for the Plan Year and (3) the NHCE’s elective deferrals and employee after-tax contributions for the Plan Year. The Plan’s “representative matching rate” is the lowest matching rate of any eligible NHCE among a group of eligible NHCEs that consists of half of all eligible NHCEs for the Plan Year who make elective deferrals or employee after-tax contributions for the Plan Year or, if greater, the lowest matching rate for all eligible NHCEs for the Plan Year who are employed by the employer on the last day of the Plan Year and who make elective deferrals or employee after-tax contributions for the Plan Year. The matching rate for an eligible NHCE is the matching contributions made for the NHCE for the Plan Year, divided by the eligible NHCE’s elective deferrals and employee after-tax contributions for the Plan Year. If the matching rate is not the same for all levels of elective deferrals for an NHCE, the NHCE’s matching rate is determined assuming that the NHCE’s elective deferrals are equal to six percent of Annual Compensation.

QNECs That Are Disproportionate Contributions.

QNECs for an NHCE for a Plan Year cannot be taken into account for ACP testing purposes to the extent that such contributions exceed the NHCE’s Annual Compensation multiplied by the greater of (1) 5% or (2) two times the Plan’s representative contribution rate. The Plan’s “representative contribution rate” is the lowest applicable contribution rate of any eligible NHCE among a group of eligible NHCEs that consists of half of all eligible NHCEs for the Plan Year or, if greater, the lowest applicable contribution rate of any eligible NHCE in the group of all eligible NHCEs for the Plan Year and who is employed by the employer on the last day of the Plan Year. For purposes of determining the Plan’s representative contribution rate, the “applicable contribution rate” for an eligible NHCE is the sum of the matching contributions taken into account under the ACP test for the eligible NHCE for the Plan Year and the QNECs made for the eligible NHCE for the Plan Year, divided by the eligible NHCE’s Annual Compensation for the same period.

However, notwithstanding the prior paragraph, QNECs for an NHCE may be taken into account for the ACP test if they are made in connection with an Employer’s obligation to pay prevailing wages under the Davis-Bacon Act (46 Stat. 1494), Public Law 71-798, Service Contract Act of 1965 (79 Stat. 1965), Public Law 89-286, or similar legislation can be taken into account for a Plan Year to the extent such QNECs do not exceed 10 percent of the NHCE’s Annual Compensation.

QNECs that are taken account under the ACP test must be disregarded for purposes of the ADP test and for purposes of determining the Plan’s representative contribution rate.

Forfeited Matching Contributions.

A Matching Contribution that is forfeited because the contribution to which it relates is treated as an Excess 401(k) Contribution, Excess Deferral or Excess Aggregate 401(m) Contribution, and earnings thereon, is not taken into account for purposes of the ACP test.

Elective Deferrals Used to Satisfy ACP Test.

Except to the extent necessary to demonstrate satisfaction of the requirement of Regulation section 1.401(m)-2(a)(6)(i), elective deferrals taken into account for the ACP test under Regulation section 1.401(m)-2(a)(6) may not be taken into account for the ADP test.

Contributions Only Used Once.

QNECs cannot be taken into account for purposes of the ACP test to the extent they are taken into account for purposes of satisfying any other ACP test, any ADP test, or the requirements of Regulation section 1.401(k)-3, 1.401(m)-3 or 1.401(k)-4.

Special Testing Rule. If the section 410(b) test is applied by excluding Employees who have not attained the Section 410(a)(1)(A) Minimum Age and Service Requirements, then the Plan must either (1) be disaggregated into two separate plans for ACP testing purposes, one covering Employees who have not attained the Section 410(a)(1)(A) Minimum Age and Service Requirements, and the other covering Employees who have attained the Section 410(a)(1)(A) Minimum Age and Service Requirements, or (2) perform the ACP test by determining the ACP for all eligible HCEs for the applicable Plan Year and the ACP of eligible NHCEs for the applicable Plan Year disregarding all NHCEs who have not attained the Section 410(a)(1)(A) Minimum Age and Service Requirements.

Compliance with Code and Regulations.

The ACP test for the Plan will be performed in compliance with the terms of the Plan, section 401(m)(2) of the Code and Regulation section 1.401(m)-2.

A.2.5 Order of Performance of ADP and ACP Tests. The ADP test shall be performed prior to the ACP test.

PART A.3    Correction Procedures For Erroneous Contributions

A.3.1 Excess Deferral Fail Safe Provision.

(a) Excess Deferrals Taking Into Account Only the Plan and Other Plans of Affiliated Employers. For each Plan Year the Committee shall determine if there would be any Excess Deferral made to the Plan and any other plans maintained by Affiliated Employees. If there is such an Excess Deferral by a Participant or former Participant, the Excess Deferral as adjusted by any earnings or losses, will be distributed to the Participant or former Participant no later than April 15 following the Participant’s or the former Participant’s taxable year in which the Excess Deferral was made. The corrective distribution may be made during the taxable year of the Participant or former Participant in which he makes the Excess Deferral. The Employer may, on behalf of the Participant or former Participant, designate the corrective distribution as an Excess Deferral. The corrective distribution will be made after the date on which the Plan receives the Elective Deferral and the Plan shall designate the distribution as a distribution of an Excess Deferral. The amount permitted to be distributed to correct an Employee’s Excess Deferral under this Section A.3.1(a) for a taxable year is reduced by any Excess 401(k) Contributions (and allocable income) previously distributed or Excess 401(k) Contributions recharacterized with respect to the Employee for the Plan Year beginning with or within the taxable year.

(b) Excess Deferrals Taking Into Account Plans Not Maintained by Affiliated Employers. If a Participant or former Participant has an Excess Deferral for a taxable year as a result of elective deferrals to a plan or plans not maintained by an Affiliated Employer, he may, in accordance with procedures established by the Committee, notify the Employer no later than March 1 of the calendar year following the taxable year in which the Excess Deferral is made that he elects to have the Excess Deferral attributed to, and distributed from, the Plan. Any such Excess Deferral, as adjusted by any earnings or losses, will be distributed to the Participant no later than April 15 following the Participant’s taxable year in which the Excess Deferral was made. The corrective distribution may be made during the taxable year of the Participant or former Participant in which he makes the Excess Deferral. The corrective distribution will be made after the date on which the Plan receives the Elective Deferral and the Plan shall designate the distribution as a distribution of an Excess Deferral. The amount required to be distributed to correct an Employee’s Excess Deferral under this Section A.3.1(b) for a taxable year is reduced by any Excess 401(k) Contributions (and allocable income) previously distributed or Excess 401(k) Contributions recharacterized with respect to the Employee for the Plan Year beginning with or within the taxable year.

(c) Rules Applicable to All Corrections.

(1) No Reduction in 401(a)(9) Required Minimum Distributions.

A distribution of Excess Deferrals (and income) under this Section A.3.1 is not treated as a distribution for purposes of determining whether the Plan meets the minimum distribution requirements of section 401(a)(9) of the Code.

(2) No Participant or Spousal Consent Required.

A corrective distribution of Excess Deferrals (and income) under Section A.3.1(a) may be made without the consent of the Participant or former Participant or his Spouse. A corrective distribution of Excess Deferrals (and income) under Section A.3.1(b) may be made without the consent of the Participant’s or former Participant’s Spouse.

A.3.2 Actual Deferral Percentage Fail Safe Provision.

(a) General. As soon as practicable after the close of each Plan Year, the Committee shall determine whether the Actual Deferral Percentage for the Highly Compensated Employees would exceed the limitation set forth in Section A.2.3. If the limitation would be exceeded for a Plan Year, before the close of the following Plan Year (a) the amount of Excess 401(k) Contributions for that Plan Year (and any income allocable to those contributions as calculated in the specific manner required by Section A.3.5) shall be distributed and/or (b) the Employer may make a QNEC which it elects to have treated as a Section 401(k) Contribution. To the extent that any Basic Matching Contribution or Supplemental Matching Contribution, and earnings thereon, is attributable to an Excess 401(k) Contribution that will be corrected by distribution the Basic Matching Contribution or Supplemental Matching Contribution and earnings thereon will be forfeited.

(b) Correction of Excess 401(k) Contributions.

(1) Combination of Correction Methods. If the Plan uses a combination of correction methods, any QNECs made to satisfy the ADP test must be taken into account before application of the correction methods involving distribution of Excess 401(k) Contributions.

(2) Exclusive Means of Correction. A failure to satisfy the ADP test may not be corrected by using any method other than those specified in both the Plan and Regulation section 1.401(k)-2(b)(1).

(3) Corrections Through Distribution. If the Plan is correcting an ADP test failure for a Plan Year in whole or in part by distributing Excess 401(k) Contributions, the Plan must apply the following four-step process. First, the Plan must determine the total amount of Excess 401(k) Contributions that must be distributed under the Plan. Second, the Plan must apportion the total amount of Excess 401(k) Contributions among HCES. Third, the Plan must determine the income allocable to Excess 401(k) Contributions. Finally, the Plan must distribute the apportioned Excess 401(k) Contributions and allocable income.

(4) Calculation of Total Amount of Excess Contributions to be Distributed.

(A) Calculate the Dollar Amount of Excess Contributions for Each HCE. The amount of Excess 401(k) Contributions attributable to a given HCE for a Plan Year is the amount (if any) by which the HCE’s contributions taken into account as contributions for purposes of the ADP test must be reduced for the HCE’s ADR to equal the highest permitted ADR under the Plan. To calculate the highest permitted ADR under the plan, the ADR of the HCE with the highest ADR is reduced by the amount required to cause that HCE’s ADR to equal the ADR of the HCE with the next highest ADR. If a lesser reduction would enable the arrangement to satisfy the requirements of paragraph (c) below and Regulation section 1.401(k)-2(b)(2)(ii)(c), only this lesser reduction is used in determining the highest permitted ADR.

(B) (B) Determination of the Total Amount of Excess 401(k) Contributions. The process described in paragraph (A) must be repeated until the Plan would satisfy paragraph (C) below. The sum of all reductions for all HCEs determined under paragraph (A) is the total amount of Excess Contributions for lie Plan Year.

(C) Satisfaction of ADP. The Plan satisfies this paragraph (C) if the Plan would satisfy the ADP test if the ADR of each HCE was determined after the reductions described in paragraph (B).

(D) Apportionment of Total Amount of Excess 401(k) Contributions Among the HCEs. The following procedures must be used in apportioning the total amount of Excess 401(k) Contributions determined under paragraph (B) among the HCES:

(I) Calculate the Dollar Amount of Excess Contributions for Each HCE.

The contributions of the HCE with the highest dollar amount of Section 401(k) Contributions are reduced by the amount required to cause that HCE’s contributions to equal the dollar amount of the Section 401(k) Contributions for the HCE with the next highest dollar amount of Section 401(k) Contributions. If a lesser apportionment to the HCE would enable the Plan to apportion the total amount of Excess 401(k) Contributions, only the lesser apportionment would apply. This procedure will be repeated until the total amount of Excess 401(k) Contributions determined under paragraph (B) has been apportioned.

(II) Limit on Amount Apportioned to Any Individual.

For purposes of correcting an ADP testing failure by distributing Excess 401(k) Contributions, the amount of Section 401(k) Contributions with respect to an HCE who is an eligible employee in more than one plan of an Employer is determined by taking into account contributions otherwise taken into account with respect to such HCE under any plan of the employer during the Plan Year of the Plan being tested. However, the amount of Excess 401(k) Contributions apportioned for a Plan Year with respect to any HCE must not exceed the amount of contributions actually contributed to the Plan for the HCE for the Plan Year.

(E) Catch-up Salary Deferral Contributions. Amounts that are treated as Catch-up Salary Deferral Contributions (and earnings thereon) because they exceed the ADP limit must be retained in the Plan. The Plan will not be treated as failing to satisfy the ADP test merely because such Catch-up Salary Deferral Contributions are not distributed or recharacterized.

(5) Rules Applicable to All Corrections.

(A) Coordination With Distribution of Excess Deferrals That Reduce Excess 401(k) Contributions.

The amount of Excess 401(k) Contributions (and allocable income) to be distributed or recharacterized with respect to an HCE for a Plan Year is reduced by any amounts previously distributed to the HCE from the Plan to correct Excess Deferrals for the HCE’s taxable year ending with or within the Plan Year in accordance with section 401(g)(2) of the Code.

(B) Treatment of Excess 401(k) Contributions That are Catch-up Contributions.

Excess 401(k) Contributions that are Catch-Up Contributions because they exceed the ADP limit (as described in 1.414(v)-1(b)(1)(iii)) need not be corrected (by distribution or recharacterization or otherwise).

(C) Compliance With Code and Regulations.

The correction of Excess 401(k) Contributions will be made in compliance with the terms of the Plan, section 401(k)(3) of the Code and Regulation section 1.401(k)-2.

(c) Other Rules.

(1) No Employee or Spousal Consent Required. Notwithstanding any other provision of the Plan, no consent of the Employee or his Spouse and no notice is required to make corrective distributions of excess contributions.

(2) Still Count the Contributions for Some Purposes. Excess 401(k) Contributions are treated as Employer Contributions for purposes of sections 404 and 415 of the Code even if they are distributed.

(3) No Reduction of Section 401(a)(9) Required Minimum Distribution. A distribution of Excess 401(k) Contributions (and income allocable thereto) is not treated as a distribution for purposes of determining whether the Plan satisfies the minimum distribution requirements of section 401(a)(9) of the Code.

(4) Partial Distributions. Any distribution of less than the entire amount of Excess 401(k) Contributions (and allocable income) with respect to any HCE is treated as a pro rata distribution of excess contributions and allocable income.

(d) Failure to Correct Excess 401(k) Contributions. Failure to correct Excess 401(k) Contributions by the close of the Plan Year following the Plan Year for which they were made will cause the Plan’s cash or deferred arrangement to be disqualified for the Plan Year for which the Excess 401(k) Contributions were made and for all subsequent years during which they remain in the Trust. Also, the Employer will be liable for a ten percent excise tax on the amount of Excess 401(k) Contributions unless they are corrected within 2 1/2 months after the close of the Plan Year for which they were made.

A.3.3 Contribution Percentage Fail Safe Provision.

(a) General. If the limitation set forth in Section A.2.4 would be exceeded for any Plan Year any one or more of the following corrective action shall be taken before the close of the following Plan Year as determined by the Committee in its sole discretion: (a) the amount of the Excess Aggregate 401(m) Contributions for that Plan Year (and any income allocable to those Contributions as calculated in the manner set forth in Section A.3.5) shall be distributed and/or (b) the Employer may make a QNEC which it elects to have treated as a Section 401(m) Contribution. However a QNEC shall not be taken into account for purposes of the test set forth in section 401(m) of the Code and Section A.2.4 for such Plan Year unless it is made and allocated by the close of such Plan Year.

(b) Correction of Excess Aggregate Contributions.

(1) Combination of Correction Methods. If the Plan uses a combination of correction methods, any QNECs made to satisfy the ACP test must be taken into account before application of the correction methods involving distribution of Excess Aggregate Contributions.

(2) Exclusive Means of Correction. A failure to satisfy the ACP test may not be corrected by using any other method other than those specified in both the Plan and 1.401(m)- 2(b)(1).

(3) Corrections Through Distribution. If the Plan is correcting an ACP test failure for a Plan Year by distributing Excess Aggregate Contributions, the Plan must apply the following four-step process. First, the Plan must determine the total amount of Excess Aggregate Contributions that must be distributed under the Plan. Second, the Plan must apportion the total amount of Excess Aggregate Contributions among HCES. Third, the Plan must determine the income allocable to Excess Aggregate Contributions. Finally, the Plan must distribute the apportioned Excess Aggregate Contributions and allocable income. To the extent that an ACP test failure is corrected by distributing Excess Aggregate Contributions, after-tax contributions and earnings allocable thereto (rather than Basic Matching Contributions and Supplemental Matching Contributions and earnings allocable thereto) will be distributed first.

(4) Calculation of Total Amount of Excess Aggregate Contributions to be Distributed

(A) Calculate the Dollar Amount of Excess Aggregate Contributions for Each HCE. The amount of excess aggregate contributions attributable to a given HCE for a plan year is the amount (if any) by which the HCE’s contributions taken into account as contributions for purposes of the ACP test must be reduced for the HCE’s ACR to equal the highest permitted ACR under the plan. To calculate the highest permitted ACR under the plan, the ACR of the HCE with the highest ACR is reduced by the amount required to cause that HCE’s ACR to equal the ACR of the HCE with the next highest ACR. If a lesser reduction would enable the arrangement to satisfy the requirements of paragraph (C) below and Regulation section 1.401(m)-2(b)(2)(ii)(C), only this lesser reduction is used in determining the highest permitted ACR.

(B) Determination of the Total Amount of Excess Aggregate Contributions. The process described in paragraph (a) must be repeated until the plan would satisfy paragraph (C) below. The sum of all reductions for all HCEs determined under paragraph (A) is the total amount of excess aggregate contributions for the year.

(C) Satisfaction of ACP. The Plan satisfies this paragraph (C) if the Plan would satisfy the ACP test if the ACR of each HCE was determined after the reductions described in paragraph (B).

(D) Apportionment of Total Amount of Excess Aggregate Contributions Among the HCEs. The following procedures must be used in apportioning the total amount of excess aggregate contributions determined under paragraph (B) among the HCES:

(I) Calculate the Dollar Amount of Excess Aggregate Contributions for Each HCE.

The contributions of the HCE with the highest dollar amount of contributions taken into account under this Section are reduced by the amount required to cause that HCE’s contributions to equal the dollar amount of the contributions taken into account under this Section for the HCE with the next highest dollar amount of contributions taken into account under this Section. If a lesser apportionment to the HCE would enable the Plan to apportion the total amount of excess aggregate contributions, only the lesser apportionment would apply. This procedure will be repeated until the total amount of Excess Aggregate Contributions determined under paragraph (B) has been apportioned.

(II) Limit on Amount Apportioned to Any Individual.

For purposes of correcting an ACP testing failure by distributing Excess Aggregate Contributions, the amount of contributions taken into account with respect to an HCE who is an eligible employee in more than one plan of an Employer is determined by taking into account contributions otherwise taken into account with respect to such HCE under any plan of the Employer during the plan year of the plan being tested. However, the amount of Excess Aggregate Contributions apportioned for a plan year with respect to any HCE must not exceed the amount of contributions actually contributed to the plan for the HCE for the plan year.

(c) Rules Applicable to All Corrections.

Forfeiture of Match or Distributed Excess Aggregate Contributions.

All Basic Matching Contributions and Supplemental Matching Contributions made with respect to an after-tax contribution that is an Excess Aggregate Contribution, and earnings thereon, will be forfeited. A Matching Contribution made with respect to an Excess Deferral and earnings thereon will be forfeited. All Basic Matching Contributions and Supplemental Matching Contributions made with respect to an Excess 401(k) Contribution and earnings thereon will be forfeited. All such forfeited Basic Matching Contributions and Supplemental Matching Contributions are not taken into account for purposes of the ACP test.

Compliance With Code and Regulations.

The correction of Excess Aggregate Contributions will be made in compliance with the terms of the Plan, section 401(m)(2) of the Code and Regulation section 1.401(m)-2.

(d) Other Rules.

(1) No Employee or Spousal Consent Required Notwithstanding any other provision of the Plan, no consent of the Employee or his Spouse and no notice is required to make corrective distributions of Excess Aggregate Contributions.

(2) Contributions Still Counted for Some Purposes. Excess Aggregate Contributions are treated as employer contributions for purposes of sections 404 and 415 of the Code even if they are distributed.

(3) No Reduction of Section 401(a)(9) Required Minimum Distribution. A distribution of Excess Aggregate Contributions (and income) is not treated as a distribution for purposes of determining whether the Plan satisfies the minimum distribution requirements of section 401(a)(9) of the Code.

(4) Partial Distributions. Any distribution of less than the entire amount of Excess Aggregate Contributions (and allocable income) with respect to any HCE is treated as a pro rata distribution of Excess Aggregate Contributions and allocable income.

(e) Failure to Correct Excess Aggregate 401(m) Contributions.

Failure to correct Excess Aggregate 401(m) Contributions by the close of the Plan Year following the Plan Year for which they were made will cause the Plan to fail to be qualified for the Plan Year for which the Excess Aggregate 401(m) Contributions were made and for all subsequent years during which they remain in the Trust. Also, the Employer will be liable for a ten percent excise tax on the amount of Excess Aggregate 401(m) Contributions unless they are corrected within 2’/2 months after the close of the Plan Year for which they were made.

A.3.4 Income Allocable to Excess Deferrals. The income allocable to the Excess Deferrals for the taxable year of the Participant shall be determined by multiplying the income for the taxable year of the Participant allocable to Salary Deferral Contributions by a fraction. The numerator of the fraction is the amount of the Excess Deferrals made on behalf of the Participant for the taxable year. The denominator of the fraction is the Participant’s total Salary Deferral Account balance as of the beginning of the taxable year plus the Participant’s Salary Deferral Contributions for the taxable year.

A.3.5 Income Allocable to Excess 401(k) Contributions and Excess Aggregate 401(m) Contributions. The income allocable to Excess 401(k) Contributions for the Plan Year shall be determined by multiplying the income for the Plan Year allocable to Section 401(k) Contributions by a fraction. The numerator of the fraction shall be the amount of Excess 401(k) Contributions made on behalf of the Participant for the Plan Year. The denominator of the fraction shall be the Participant’s total Account balance attributable to Section 401(k) Contributions as of the beginning of the Plan Year plus the Participant’s Section 401(k) Contributions for the Plan Year. The income allocable to Excess 401(k) Contributions for the period after the close of the Plan Year until the corrective distribution is made is an amount equal to ten percent (10%) of the income allocable to Excess 401(k) Contributions for the Plan Year (computed in the manner specified above), multiplied by the number of calendar months that have elapsed since the end of the Plan Year. For purposes of calculating the number of calendar months that have elapsed, a corrective distribution that is made on or before the fifteenth day of a month is treated as made on the last day of the preceding month and a distribution made after the fifteenth day of a month is treated as made on the last day of the month. Effective for Plan Years commencing after December 31, 2007, there shall be no income allocable to Excess 401(k)

Contributions the period after the close of the Plan Year for purposes of this Section A.3.5. The income allocable to Excess Aggregate 401(m) Contributions for a Plan Year shall be determined by multiplying the income for the Plan Year allocable to Section 401(m) Contributions by a fraction. The numerator of the fraction shall be the amount of Excess Aggregate 401(m) Contributions made on behalf of the Participant for the Plan Year. The denominator of the fraction shall be the Participant’s total Account balance attributable to Section 401(m) Contributions as of the beginning of the Plan Year plus the Participant’s Section 401(m) Contributions for the Plan Year. The income allocable to Excess Aggregate 401(m) Contributions for the period after the close of the Plan Year until the corrective distribution is made is an amount equal to ten percent (10%) of the income allocable to Excess Aggregate 401(m) Contributions for the Plan Year (computed in the manner specified above), multiplied by the number of calendar months that have elapsed since the end of the Plan Year. For purposes of calculating the number of calendar months that have elapsed, a corrective distribution that is made on or before the fifteenth day of a month is treated as made on the last day of the preceding month and a distribution made after the fifteenth day of a month is treated as made on the last day of the month. Effective for Plan Years commencing after December 31, 2007, there shall be no income allocable to Excess Aggregate 401(m) Contributions for the period after the close of the Plan Year solely for purposes of this Section A.3.5.

PART A.4     Limitation on Allocations

A.4.1 Basic Limitation on Allocations. The Annual Additions which may be credited to a Participant’s Accounts under the Plan for any Limitation Year will not exceed the Maximum Permissible Amount reduced by the Annual Additions credited to a Participant’s Account for the same Limitation Year under any other qualified defined contribution plans maintained by any Affiliated Employer. If the Annual Additions with respect to the Participant under such other qualified defined contribution plans are less than the Maximum Permissible Amount and the Employer Contribution that would otherwise be contributed or allocated to the Participant’s Accounts under the Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated under the Plan will be reduced so that the Annual Additions under all qualified defined contribution plans maintained by any Affiliated Employer for the Limitation Year will equal the Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other qualified defined contribution plans maintained by any Affiliated Employer in the aggregate are equal to or greater than the Maximum Permissible Amount, no amount will be contributed or allocated to the Participant’s Account under the Plan for the Limitation Year.

A.4.2 Estimation of Maximum Permissible Amount. Prior to determining the Participant’s actual Annual Compensation for the Limitation Year, the Employer may determine the Maximum Permissible Amount on the basis of a reasonable estimation of the Participant’s Annual Compensation for such Limitation Year, uniformly determined for all Participants similarly situated. As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year shall be determined on the basis of the Participant’s actual Annual Compensation for such Limitation Year.

A.4.3 Attribution of Excess Amounts. If a Participant’s Annual Additions under the Plan and all other qualified defined contribution plans maintained by any Affiliated Employer result in an Excess Amount, the total Excess Amount shall be attributed to the Plan.

A.4.4 Treatment of Excess Amounts. Effective for Limitation Years beginning before July 1, 2007, if an Excess Amount attributed to the Plan is held or contributed as a result of or because of (i) the allocation of forfeitures, (ii) reasonable error in estimating a Participant’s Considered Compensation, (iii) reasonable error in calculating the maximum Salary Deferral Contribution that may be made with respect to a Participant under section 415 of the Code or (iv) any other facts and circumstances which the Commissioner of Internal Revenue finds to be justified, the Excess Amount shall be reduced as follows:

(a) First, the Excess Amount shall be reduced to the extent necessary by distributing to the Participant all Salary Deferral Contributions together with their earnings. These distributed amounts are disregarded for purposes of the testing and limitations contained in this Appendix A.

(b) Second, if the Participant is still employed by the Employer at the end of the Limitation Year, then such Excess Amounts shall not be distributed to the Participant, but shall be reallocated to a suspense account and shall be reapplied to reduce future Employer Contributions (including any allocation of forfeitures) under the Plan for such Participant in the next Limitation Year, and for each succeeding Limitation Year, if necessary.

(c) If, after application of paragraph (b) of this Section, an Excess Amount still exists, and the Participant is not still employed by the Employer at the end of the Limitation Year, then such Excess Amounts in the Participant’s Accounts shall not be distributed to the Participant, but shall be reallocated to a suspense account and shall be reapplied to reduce future Employer Contributions (including allocation of any forfeitures), for all remaining Participants in the next Limitation Year and each succeeding Limitation Year if necessary.

(d) If a suspense account is in existence at any time during the Limitation Year pursuant to this Section, it will not participate in the allocation of the Trust Fund’s investment gains and losses. If a suspense account is in existence at any time during a particular Limitation Year, all amounts in the suspense account must be allocated and reallocated to Participants’ Accounts before any Employer Contribution may be made to the Plan for that Limitation Year. Excess Amounts may not be distributed to Participants or former Participants. If the Plan is terminated while a suspense account described in this Section is in existence, the amount in such suspense account shall revert to the Employer(s) to which it is attributable.

Effective for Limitation Years beginning after July 1, 2007, an Excess Amount may be corrected in accordance with the applicable guidance issued by the Internal Revenue Service relating to the Employee Plans Compliance Resolution System (“EPCRS”) provided that the Plan is eligible for one of the correction programs under EPCRS.

APPENDIX B

TOP-HEAVY REQUIREMENTS

PART B.1    Definitions

Definitions. As used herein, the following words and phrases have the meaning attributed to them below:

B.1.1 “Aggregate Accounts” means the total of all account balances.

B.1.2 “Aggregation Group” means (a) each section 401(a) plan of the Employer or any Affiliated Employer in which a Key Employee is a participant and (b) each other plan of the Employer or any Affiliated Employer which enables any plan in (a) to meet the requirements of either section 401 (a)(4) or 410 of the Code. Any Employer may treat a plan not required to be included in the Aggregation Group as being a part of the group if the group would continue to meet the requirements of section 401(a)(4) and 410 of the Code with that plan being taken into account.

B.1.3 “Determination Date” means for a given Plan Year the last day of the preceding Plan Year or in the case of the first Plan Year the last day of that Plan Year.

B.1.4 “Key Employee” means an Employee or former Employee (including a deceased Employee) who at any time during the Plan Year is (a) an officer of any Affiliated Employer having Annual Compensation greater than $130,000.00 (as adjusted by the Secretary of Treasury from time to time for increases in the cost of living),. (b) a Five Percent Owner of any Affiliated Employer, treated separately, or (c) a One Percent Owner of any Affiliated Employer, treated separately, having Annual Compensation greater than $150,000.00. For this purpose no more than fifty (50) employees or, if lesser, the greater of three (3) employees or ten percent (10%) of the employees shall be treated as officers.

For purposes of determining the number of officers taken into account, the following employees shall be excluded: (1) employees who have not completed six (6) months of Vesting Service, (2) employees who normally work less than seventeen and one-half (17 1/2) hours per week, (3) employees who normally work not more than six (6) months during any year, (4) employees who have not attained the age of twenty-one (21), and (5) except to the extent provided in Regulations, employees who are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and an Affiliated Employer. Section 416(i) of the Code shall be used to determine percentage of ownership.

The determination of who is a Key Employee will be made in accordance with section 416(i) of the Code and applicable Regulations.

B.1.5 “Non-Key Employee” means any Employee who is not a Key Employee.

B.1.6 “One Percent Owner” means a person who is a one percent owner as defined in section 416(i) of the Code.

B.1.7 “Top-Heavy Plan” means any plan which has been determined to be top-heavy under the test described in Appendix B of the Plan.

PART B.2    Application

B.2.1 Application. The requirements described in this Appendix B shall apply to each Plan Year that the Plan is determined to be a Top-Heavy Plan.

B.2.2 Top-Heavy Test. If on the Determination Date the Aggregate Accounts of Key Employees in the Plan exceed 60 percent of the Aggregate Accounts of all Employees in the Plan, the Plan shall be a Top-Heavy Plan for that Plan Year. In addition, if the Plan is required to be included in an Aggregation Group and that group is a top-heavy group, the Plan shall be treated as a Top-Heavy Plan. An Aggregation Group is a top-heavy group if on the Determination Date the sum of (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans in. the Aggregation Group which contains the Plan, plus (b) the total of all of the accounts of Key Employees under all defined contribution plans included in the Aggregation Group (which contains the Plan) is more than 60 percent of a similar sum determined for all employees covered in the Aggregation Group which contains the Plan.

In applying the above tests, the following rules shall apply:

(a) in determining the present value of the accumulated accrued benefits for any Employee or the amount in the account of any Employee, the value or amount shall be increased by all distributions made to or for the benefit of the Employee under the Plan after his Separation From Service and during the one-year period ending on the Determination Date (this clause shall also apply to distributions under a terminated plan which, had it not been terminated, would have been included in the Aggregation Group that includes the Plan);

(b) in determining the present value of the accumulated accrued benefits for any Employee or the amount in the account of any Employee, the value or amount shall be increased by all distributions made to or for the benefit of the Employee under the Plan prior to his Separation From Service and during the five-year period ending on the Determination Date;

(c) all rollover contributions made by the Employee to the Plan shall not be considered by the Plan for either test;

(d) all Catch-up Salary Deferral Contributions for a current Plan Year shall not be considered, but Catch-up Salary Deferral Contributions for prior Plan Years must be taken into account;

(e) if an Employee is a Non-Key Employee under the Plan for the Plan Year but was a Key Employee under the Plan for a prior Plan Year, his Account shall not be considered; and

(f) notwithstanding any other provision of the Plan, the present value of cumulative accrued benefits and account balances under the Plan and all plans included in the Aggregation Group that includes the Plan shall not be taken into account in determining the top-heavy ratio for any Employee who has not performed services for the Affiliated Employer during the last one-year period ending upon the Determination Date.

B.2.3 Vesting Restrictions if Plan Becomes Top-Heavy. If a Participant has at least one Hour of Employment during a Plan Year when the Plan is a Top-Heavy Plan, he shall either vest under each of the normal vesting provisions of the Plan or under the following vesting schedule, whichever is more favorable:

Completed Years of Vesting Service	Vested Percentage of Amount In Accounts Containing Employer Contributions
Less than two years	0
Two years but less than three years	20
Three years but less than four years	40
Four years but less than five years	60
Five years but less than six years	80
Six years or more	100

If the Plan ceases to be a Top-Heavy Plan, this requirement shall no longer apply. After that date, the normal vesting provisions of the Plan shall be applicable to all subsequent Contributions by the Employer.

For purposes of this Section B.2.3 years of Vesting Service shall be determined under the rules of section 411 of the Code except that Years of Service for any Plan Year for which the Plan was not top-heavy shall be disregarded.

B.2.4 Minimum Contributions if Plan Becomes Top-Heavy. If the Plan is a Top- Heavy Plan and the allocation of the Employer Contributions (including Basic Matching Contributions and Supplemental Matching Contributions) and forfeitures is less than three percent of any Non-Key Employee Participant’s Annual Compensation, the Committee, without regard to the normal allocation procedures, shall allocate the Employer Contribution and the forfeitures among the Participants who are Non-Key Employees in proportion to each such Participant’s Annual Compensation until each Non-Key Employee Participant has had an amount equal to three percent of his Annual Compensation allocated to his Account. At that time, any more Employer Contributions or forfeitures shall be allocated under the normal allocation procedures described earlier in the Plan. Amounts that may be treated as Section 401(k) Contributions made on behalf of Non-Key Employees may not be included in determining the minimum contribution required under this Section to the extent that they are treated as Section 401(k) Contributions for purposes of the Actual Deferral Percentage test.

In applying this restriction, the following rules shall apply:

(a) Each Employee who is eligible for participation (without regard to whether he has made mandatory contributions, if any are required, or whether his compensation is less than a stated amount) shall be entitled to receive an allocation under this Section; and

(b) All defined contribution plans required to be included in the Aggregation Group shall be treated as one plan for purposes of meeting the three percent maximum; this required aggregation shall not apply if the Plan is also required to be included in an Aggregation Group which includes a defined benefit plan and the Plan enables that defined benefit plan to meet the requirements of sections 401(a)(4) or 410 of the Code.

(c) Catch-up Salary Deferral Contributions shall be disregarded.

B.2.5 Disregard of Government Programs. If the Plan is a Top-Heavy Plan, it must meet the vesting and benefit requirements described in this Article without taking into account contributions or benefits under Chapter 2 of the Code (relating to the tax on self- employment income), Chapter 21 of the Code (relating to the Federal Insurance Contributions Act), Title II of the Social Security Act, or any other Federal or State law.

APPENDIX C

ADMINISTRATION OF THE PLAN

C.1 Appointment, Term, Resignation, and Removal. The Board shall appoint a Committee of no fewer than two persons, the members of which shall serve until their resignation, death, or removal. The Sponsor shall notify the Trustee in writing of its composition from time to time. Any member of the Committee may resign at any time by giving written notice of such resignation to the Sponsor. Any member of the Committee may be removed by the Board, with or without cause. Vacancies in the Committee arising by resignation, death, removal, or otherwise shall be filled by such persons as may be appointed by the Board.

C.2 Powers. The Committee shall have exclusive responsibility for the administration of the Plan, according to the terms and provisions of this document, and shall have all powers necessary to accomplish such purposes, including, but not by way of limitation, the right, power, and authority:

(a) to make rules and regulations for the administration of the Plan which are not inconsistent with the terms and provisions thereof, provided such rules and regulations are evidenced in writing;

(b) to construe all terms, provisions, conditions, and limitations of the Plan; and its construction thereof made in good faith and without discrimination in favor of or against any Participant shall be final and conclusive on all parties at interest;

(c) to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan in such manner and to such extent as it shall deem expedient to carry the Plan into effect for the greatest benefit of all parties at interest, and its judgment in such matters shall be final and conclusive as to all parties at interest;

(d) to select, employ, and compensate from time to time such consultants, actuaries, accountants, attorneys, and other agents and employees as the Committee may. deem necessary or advisable for the proper and efficient administration of the Plan, and any agent, firm, or employee so selected by the Committee may be a disqualified person, but only if the requirements of section 4975(d) of the Code have been met;

(e) to resolve all questions relating to the eligibility of Employees to become Participants, and to determine the period of Vesting Service and the amount of Considered Compensation with respect to which the benefits of each Participant shall be calculated;

(f) to resolve all controversies relating to the administration of the Plan, including but not limited to (1) differences of opinion arising between the Employer and a Participant or former Participant, and (2) any questions it deems advisable to determine in order to promote the uniform and nondiscriminatory administration of the Plan for the benefit of all parties at interest;

(g) to direct and instruct or to appoint an investment manager or managers which would have the power to direct and instruct the Trustee in all matters relating to the preservation, investment, reinvestment, management, and disposition of the Trust.

(h) to direct and instruct the Trustee in all matters relating to the payment of Plan benefits and to determine a Participant’s or former Participant’s entitlement to a benefit should he appeal a denial of his claim for a benefit or any portion thereof; and

(i) to delegate such of its clerical and recordation duties under the Plan as it may deem necessary or advisable for the proper and efficient administration of the Plan.

C.1 Organization. The Committee shall select from among its members a chairman, who shall preside at all of its meetings, and shall select a secretary, without regard as to whether that person is a member of the Committee, who shall keep all records, documents, and data pertaining to its supervision of the administration of the Plan.

C.2 Quorum and Majority Action. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members present at any meeting will decide any question brought before that meeting. In addition, the Committee may decide any question by a vote, taken without a meeting, of a majority of its members.

C.3 Signatures. The chairman, the secretary, and any one or more of the members of the Committee to which the Committee has delegated the power, shall each, severally, have the power to execute any document on behalf of the Committee, and to execute any certificate or other written evidence of the action of the Committee. The Trustee, after being notified of any such delegation of power in writing, shall thereafter accept and may rely upon any document executed by such member or members as representing the action of the Committee until the Committee files with the Trustee a written revocation of that delegation of power.

C.4 Disqualification of Committee Members. A member of the Committee who is also a Participant shall not vote or act upon any matter relating solely to himself, unless he is the sole member of the Committee.

C.5 Disclosure to Participants, Former Participants and Beneficiaries. The Committee shall make available to each Participant, former Participant and Beneficiary for his examination such records, documents, and other data as are required under ERISA, but only at reasonable times during business hours. No Participant, former Participant or Beneficiary shall have the right to examine any data or records reflecting the compensation paid to any other Participant, former Participant or Beneficiary, and the Committee shall not be required to make any data or records available other than those required by ERISA.

C.6 Standard of Performance. The Committee and each of its members shall use the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in conducting his business as the administrator of the Plan; shall, when exercising its power to direct investments, diversify the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and shall otherwise act in accordance with the provisions of the Plan and ERISA.

C.7 Liability of Committee and Liability Insurance. No member of the Committee shall be liable for any act or omission of any other member of the Committee, the Trustee, any investment manager, or any Participant, former Participant or Beneficiary who directs the investment of his Account or other agent appointed by the Committee except to the extent required by the terms of ERISA, and any other applicable state or federal law, which liability cannot be waived. No member of the Committee shall be liable for any act or omission on his own part except to the extent required by the terms of ERISA, and any other applicable state or federal law, which liability cannot be waived. In this connection, each provision hereof is severable and if any provision is found to be void as against public policy, it shall not affect the validity of any other provision hereof.

Further, it is specifically provided that the Trustee may, at the direction of the Committee, purchase out of the Trust assets hereof insurance for the members of the Committee and any other fiduciaries appointed by the Committee, and for the Trust itself to cover liability or losses occurring by reason of the act or omission of any one or more of the members of the Committee or any other fiduciary appointed by them under the Plan, provided such insurance permits recourse by the insurer against the members of the Committee or the other fiduciaries concerned in the case of a breach of a fiduciary obligation by one or more members of the Committee or other fiduciary covered thereby.

C.8 Bonding. No member of the Committee shall be required to give bond for the performance of his duties hereunder unless required by a law which cannot be waived.

C.9 Compensation. The Committee shall serve without compensation for their services, but shall be reimbursed by the Employers for all expenses properly and actually incurred in the performance of their duties under the Plan unless the Employers elect to have such expenses paid out of the Trust assets.

C.10 Persons Serving in Dual Fiduciary Roles. Any person, group of persons, corporations, firm, or other entity may serve in more than one fiduciary capacity with respect to the Plan, including the ability to serve both as a successor trustee and as a member of the Committee.

C.11 Administrator. For all purposes of ERISA, the administrator of the Plan within the meaning of ERISA shall be the Sponsor. The Sponsor shall have final responsibility for compliance with all reporting and disclosure requirements imposed with respect to the Plan under any federal or state law, or any regulations promulgated thereunder.

C.12 Named Fiduciary. The members of the Committee shall be the “named fiduciary” for purposes of section 402(a)(1) of ERISA, and as such shall have the authority to control and manage the operation and administration of the Plan, except to the extent such authority and control are allocated or delegated to other parties pursuant to the terms of the Plan.

C.13 Standard of Judicial Review of Committee Actions. The Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan, including without limitation, the authority to determine any person’s right to benefits under the Plan, the correct amount and form of any such benefits; the authority to decide any appeal; the authority to review and correct the actions of any prior administrative committee; and all of the rights, powers, and authorities specified in this Appendix C and elsewhere in the Plan. Notwithstanding any provision of law or any explicit or implicit provision of the Plan, any action taken, or ruling or decision made by the Committee in the exercise of any of its powers and authorities under the Plan, these will be final and conclusive as to all parties other than the Sponsor or Trustee, including without limitation all Participants, former Participants and Beneficiaries, regardless of whether the Committee or one or more members thereof may have an actual or potential conflict of interest with respect to the subject matter of such action, ruling, or decision. No such final action, ruling, or decision of the Committee will be subject to de novo review in any judicial proceeding; and no such final action, ruling, or decision of the Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

C.14 Indemnification of the Board and the Committee by the Sponsor. The Sponsor shall indemnify and hold harmless the Board, the Committee, the Board members, the Committee members, and any Employees of an Employer to whom the Committee has allocated or delegated its responsibilities in accordance with the provisions hereof, as well as any other fiduciary who is also an officer, director, or Employee of an Employer, and hold each of them harmless from and against all claims, loss, damages, expense, and liability arising from their responsibilities in connection with the administration of the Plan which is not otherwise paid or reimbursed by insurance, unless the same shall result from their own willful misconduct.

APPENDIX D

FUNDING

D.1 Benefits Provided Solely by Trust. All benefits payable under the Plan shall be paid or provided for solely from the Trust, and the Employer assumes no liability or responsibility therefor.

D.2 Funding of Plan. The Plan shall be funded by one or more separate Trusts. If more than one Trust is used, each Trust shall be designated by the name of the Plan followed by a number assigned by the Committee at the time the Trust is established.

D.3 Incorporation of Trust. Each Trust is a part of the Plan. All rights or benefits which accrue to a person under the Plan shall be subject also to the terms of the agreements creating the Trust or Trusts and any amendments to them which are not in direct conflict with the Plan.

D.4 Authority of Trustee. Each Trustee shall have full title and legal ownership of the assets in the separate Trust which, from time to time, are in his or its separate possession. No other Trustee shall have joint title to or joint legal ownership of any asset in one of the other Trusts held by another Trustee. Each Trustee shall be governed separately by the trust agreement entered into between the Employer and that Trustee and the terms of the Plan without regard to any other agreement entered into between any other Trustee and the Employer as a part of the Plan.

D.5 Allocation of Responsibility. To the fullest extent permitted under section 405 of ERISA, the agreements entered into between the Employer and each of the Trustees shall be interpreted to allocate to each Trustee its specific responsibilities, obligations and duties so as to relieve all other Trustees from liability either through the agreement, Plan or ERISA, for any act of any other Trustee which results in a loss to the Plan because of his act or failure to act.

D.6 Trustee’s Fees and Expenses. The Trustee shall receive for its services as Trustee hereunder the compensation which from time to time may be agreed upon by the Sponsor and the Trustee. All of such compensation, together with the expenses incurred by the Trustee in connection with the administration of this Trust, including fees for legal services rendered to the Trustee, all other charges and disbursements of the Trustee, and all other expenses of the Plan shall be charged to and deducted from the Trust assets, unless the Sponsor elects in writing to have any part or all of such compensation, expenses, charges, and disbursements paid directly by the Sponsor. The Trustee shall deduct from and charge against the Trust assets any and all taxes paid by it which may be levied or assessed upon or in respect of the Trust hereunder or the income thereof, and shall equitably allocate the same among the several Participants, former Participants and Beneficiaries.